UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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American National Insurance Company
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN NATIONAL INSURANCE COMPANY

One Moody Plaza

Galveston, Texas 77550

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To Be Held April 25, 2014

In Galveston, Texas

Notice is hereby given that the Annual Meeting of Stockholders of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Company”), will be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, Second Floor, One Moody Plaza, Galveston, Texas, at 10:00 a.m. local time on April 25, 2014 for the following purposes:

1.	The election of a Board of nine (9) directors of the Company;

2.	A non-binding advisory vote to approve the compensation of the Company’s executive officers as disclosed in the accompanying proxy statement;

3.	A non-binding advisory vote on the desired frequency of future non-binding advisory votes on executive officer compensation;

4.	Ratification of the appointment of KPMG LLP as auditors for 2014; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only holders of common stock of the Company of record at the close of business on March 3, 2014 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Except for the ratification of the appointment of KPMG LLP as auditors for 2014, your broker is not permitted to vote on your behalf on any matters to be considered at the stockholders’ meeting unless you provide specific instructions. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholders’ meeting.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors

J. Mark Flippin, Secretary

April 1, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders’ Meeting to Be Held on April 25, 2014:

Our proxy materials relating to our 2014 Annual Meeting (notice, proxy statement, proxy and 2013 Annual Report) are available at the following website: https://materials.proxyvote.com/028591. This information as well as similar information relating to all of our future Annual Meetings will also be available by calling 1-888-252-0177 or by email to investorrelations@anico.com. We have elected to deliver a full set of proxy materials to all of our stockholders entitled to notice of and to vote at the annual meeting, and distribution will begin on or about April 1, 2014.

For the date, time and location of the 2014 Annual Meeting and the matters to be voted upon at the 2014 Annual Meeting, please see the “Notice of Annual Stockholders’ Meeting” above. For the Board’s recommendation regarding those matters, please refer to the accompanying proxy statement. For information on how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at 1-888-252-0177 or by email to investorrelations@anico.com.

AMERICAN NATIONAL INSURANCE COMPANY

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held April 25, 2014

in the Mary Moody Northen Auditorium

on the Second Floor of the

American National Insurance Company Building

One Moody Plaza

Galveston, Texas 77550

INTRODUCTION

The Board of Directors of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (sometimes referred to in this proxy statement as the “Company,” “American National,” or as “we,” “us” and “our”), is soliciting your proxy for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time, on April 25, 2014 (the “Annual Meeting”), and at any adjournment thereof. At such meeting, the stockholders will consider and vote upon the items set forth in the attached Notice of Annual Stockholders’ Meeting. These proxy materials will be available over the Internet.

INFORMATION CONCERNING PROXY

All shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions shown thereon. If no contrary instructions are given, such proxies will be voted FOR the election as directors of the Company of each of the director nominees named under Proposal 1, FOR the advisory approval of the compensation of our executive officers as disclosed in this proxy statement, FOR holding the non-binding advisory vote to approve our executive compensation practices annually, and FOR the approval of KPMG LLP as auditors for 2014. The Board of Directors does not know of any other matters to be acted upon at the Annual Meeting. As to any other matter of business that may properly be brought before the Annual Meeting, the enclosed proxy also confers discretionary authority upon the persons named therein to vote the shares represented by such proxy in accordance with their best judgment.

Any stockholder giving a proxy may revoke it by notice in writing addressed to the Secretary of the Company at One Moody Plaza, Galveston, Texas 77550, or by a proxy bearing a later date and properly signed, which may be delivered personally or by mail to the Secretary of the Company prior to the taking of a vote at the Annual Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to give the Secretary of the Company notice of such stockholder’s intention to vote in person, in which event the proxy will not be used.

All costs of preparing, assembling and distributing the proxy materials and the cost of solicitation will be paid by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. The Company has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies. The aggregate cost of these services is not expected to exceed $32,000. The Company may also retain other firms or individuals to assist with the solicitation of proxies.

VOTING SECURITIES

As of the close of business on March 3, 2014, which has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 26,911,752 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) issued and outstanding and entitled to vote at the meeting. There were no other classes of shares issued and outstanding. A list of registered stockholders eligible to vote may be examined during business hours at the office of the Company’s Secretary, Eighth Floor, American National Insurance Company Building, One Moody Plaza, Galveston, Texas, during the ten day period immediately prior to the meeting, and it will also be available at the meeting.

Each share of Common Stock entitles the holder to one vote in the determination of all matters to be brought before the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, and abstentions will be counted for the purpose of determining the number of votes cast on a given proposal. However, broker non-votes will not be considered present at the Annual Meeting for such proposals and thus will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated. Any shares for which a broker or nominee does not have discretionary voting authority under applicable NASDAQ Stock Market, LLC (“NASDAQ”) rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes. Votes cast at the Annual Meeting will be counted by the independent inspector(s) of election appointed by the Company.

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is as follows:

Proposal 1 – Election of Directors. The affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required to elect each nominee for director. Abstentions with respect to any director nominee have the effect of a vote against such nominee.

Proposal 2 – Advisory (non-binding) vote on executive officer compensation (“say-on-pay”). The advisory proposal will be approved if a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote are voted in favor of the proposal. Abstentions will have the same effect as voting against the proposal.

Proposal 3 – Advisory (non-binding) vote on frequency of future say-on-pay votes. The advisory vote on the frequency of future say-on-pay votes provides a choice among three frequency periods (every one, two or three years). The frequency period that receives the most votes will be deemed to be the recommendation of the stockholders. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular period may result in another frequency period receiving a larger proportion of the votes cast.

Proposal 4 – Ratification of the appointment of KPMG LLP as auditors for 2014. The appointment of KPMG LLP as the Company’s auditors for 2014 will be ratified by the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions will have the same effect as voting against the proposal.

Please note that NASDAQ rules do not give brokers discretionary authority to vote on the election of directors, on the say-on-pay advisory proposal or on the frequency of future say-on-pay votes advisory proposal. This means that your broker, bank, or other nominee cannot vote your shares on such matters unless you provide it with voting instructions. Therefore, if you hold shares of our Common Stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors, on the say-on-pay advisory proposal, or on the frequency of future say-on-pay votes advisory proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 3, 2014, except as otherwise noted, concerning each person or group known to own more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
THE MOODY FOUNDATION(1) 2302 Postoffice Street, Suite 704 Galveston, Texas 77550	6,131,873	22.79%
LIBBIE SHEARN MOODY TRUST(2) c/o Moody National Bank Trust Division, Trustee 2302 Postoffice Street Galveston, Texas 77550	9,949,585	36.97%
MOODY NATIONAL BANK TRUST DIVISION (as trustee or agent of the Libbie Shearn Moody Trust and other accounts)(3) 2302 Postoffice Street Galveston, Texas 77550	12,099,007	44.96%
DONALD SMITH & CO., INC.(4) 152 West 57th Street New York, New York 10019	1,513,853	5.63%

(1)	The Moody Foundation is a charitable trust classified as a private foundation established in 1942 by W. L. Moody, Jr., and his wife, Libbie Shearn Moody, for charitable and educational purposes. Its Trustees are Robert L. Moody, Sr., our Chairman of the Board and Chief Executive Officer, and two of his children, Frances A. Moody-Dahlberg, who is one of our directors, and Ross Rankin Moody.

(2)	The Libbie Shearn Moody Trust is a split-interest trust with both charitable and non-charitable beneficiaries. It was established in 1943 and funded by a residuary bequest under the Will of Libbie Shearn Moody. Moody National Bank is the Trustee of the Libbie Shearn Moody Trust and, as such, has voting power with respect to the shares of our Common Stock owned by the trust. Robert L. Moody, Sr. and William L. Moody IV, one of our directors, are the remaining life income beneficiaries of the Libbie Shearn Moody Trust. Robert L. Moody, Sr. has advised management that he has assigned all of his life income interest in such trust to National Western Life Insurance Company, a Colorado insurance company controlled by him. Management has also been advised that the Libbie Shearn Moody Trust will terminate following the death of the last life income beneficiary, and that upon such termination approximately 79% of our Common Stock held in the trust is to be distributed to The Moody Foundation, and the remaining portion is to be distributed to Moody Memorial First United Methodist Church in Galveston, Texas.
(3)	The beneficial ownership shown includes the shares of our Common Stock owned by the Libbie Shearn Moody Trust. Management has been advised that, in addition to acting as Trustee of and voting the Common Stock owned by the Libbie Shearn Moody Trust, the Moody National Bank Trust Division also acts as (i) trustee for and votes the 1,155,000 shares of our Common Stock owned by the W.L. Moody, Jr. Trust for Grandchildren (“Trust 19”) (see “Security Ownership of Directors and Executive Officers” for additional information regarding Trust 19); (ii) agent for and votes 896,678 shares of our Common Stock held pursuant to an Agency and Investment Services Agreement for the benefit of The Moody Endowment, a non-profit corporation; and (iii) trustee or agent for and votes the 97,744 shares of our Common Stock owned by other trust, agency and custodian accounts. Accordingly, the Moody National Bank Trust Division, as trustee, agent or custodian, votes an aggregate of 12,099,007 shares, which constitutes 44.96% of our outstanding shares.

Management has been advised that Moody Bank Holding Company, Inc. (“MBHC”), which is wholly-owned by Moody Bancshares, Inc. (“Bancshares”), owns approximately 97.8% of the common stock of Moody National Bank. Management has further been advised that the Three R Trusts, trusts created by Robert L. Moody, Sr. for the benefit of his children (two of whom, Russell S. Moody and Frances A. Moody-Dahlberg, are among our directors, and one of whom, Robert L. Moody, Jr., is an advisory director), own 100% of Bancshares’ Class B Stock (which elects a majority of Bancshares’ directors) and 51.3% of Bancshares’ Class A Stock. Accordingly, the Three R Trusts, through ownership of Bancshares, control Moody National Bank. The Trustee of the Three R Trusts is Irwin M. Herz, Jr., one of our advisory directors, and a partner in Greer, Herz & Adams, L.L.P., One Moody Plaza, 18th Floor, Galveston, Texas, General Counsel to us and counsel to Moody National Bank, Bancshares and MBHC. Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer and a director of Moody National Bank, Bancshares and MBHC.

The beneficial ownership information shown for the Moody National Bank Trust Division is based on information contained in an amended Schedule 13G filed jointly on February 12, 2014 by the Moody National Bank Trust Division, Bancshares, MBHC, Three R Trusts, and Irwin M. Herz, Jr. (the “Amended 13G”). According to the Amended 13G, as of December 31, 2013, the Moody National Bank Trust Division, Bancshares and MBHC have shared voting power with respect to 12,099,007 shares of our Common Stock and shared investment power with respect to 17,869 shares of our Common Stock; the Three R Trusts and Irwin M. Herz, Jr. have shared voting power with respect to 12,108,557 shares of our Common Stock and shared investment power with respect to 27,419 shares of our Common Stock; and Irwin M. Herz, Jr. has sole voting power with respect to 18,042 shares of our Common Stock and sole investment power with respect to 14,042 shares of our Common Stock. According to the Amended 13G, Bancshares, MBHC, Three R Trusts and Irwin M. Herz, Jr. disclaim beneficial ownership with respect to the shares of our Common Stock beneficially owned by the Moody National Bank Trust Division. In addition, Irwin M. Herz, Jr. disclaims beneficial ownership with respect to the 9,550 shares of our Common Stock beneficially owned by the Three R Trusts. The principal address of the Libbie Shearn Moody Trust, the Moody National Bank Trust Division, Bancshares and MBHC is as shown in the table above. The principal address of the Three R Trusts is 2302 Postoffice, Suite 702, Galveston, Texas 77550, and the principal address of Irwin M. Herz, Jr. is One Moody Plaza, 18th Floor, Galveston, Texas 77550.

(4)	The beneficial ownership information shown for Donald Smith & Co., Inc., an investment advisor, is based on information contained in a Schedule 13G filed jointly on February 10, 2014 by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P., which states that each such entity has sole investment power with respect to 1,513,853 shares of our Common Stock as of December 31, 2013. Further, according to such Schedule 13G and as of such date, Donald Smith & Co., Inc. has sole voting power with respect to 934,970 shares of our Common Stock, and Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 5,338 shares of our Common Stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 3, 2014 by each of our director nominees, each of the executive officers named in the Summary Compensation Table, and for our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Arthur O. Dummer	6,167 1,451	Direct(2) Indirect(3)	* *
Dr. Shelby M. Elliott	6,863	Direct(2)	*
Frances A. Moody-Dahlberg(4)	7,187	Direct(5)	*
	6,131,873	Indirect(6)	22.79%
Robert L. Moody, Sr.(4)(7)	519,833	Direct(8)	1.93%
	557,025	Indirect(9)(10)	2.07%
	6,131,873	Indirect(6)	22.79%
Russell S. Moody(4)	8,562	Direct(5)	*
William L. Moody IV(4)(7)	99,740	Direct(5)	*
E. J. Pederson	6	Direct	*
James E. Pozzi	14,457	Direct(11)	*
James D. Yarbrough	9,500	Direct(5)	*
David A. Behrens	1,792	Direct	*
John J. Dunn, Jr.	1,952	Direct	*
Gregory V. Ostergren	3,214 500	Direct Indirect(12)	* *
All Directors(13) and Executive Officers as a Group	809,646	Direct	3.01%
	6,696,162	Indirect	24.88%

	7,505,808		27.89%

*	Less than 1%.
(1)	All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.
(2)	Includes 4,667 shares of our Restricted Stock.
(3)	Shares owned by a family trust.
(4)	Robert L. Moody, Sr. and William L. Moody IV are life income beneficiaries of Trust 19. Frances A. Moody-Dahlberg and Russell S. Moody, two of our directors, and Robert L. Moody, Jr., one of our advisory directors, as children of Robert L. Moody, Sr., have a contingent residuary interest in his beneficial interest in Trust 19. The numbers in the tables above and immediately below do not include shares held in Trust 19. (See Footnote 3 under “Security Ownership of Certain Beneficial Owners” above for additional information about Trust 19).
(5)	Includes 4,000 shares of our Restricted Stock.
(6)	These shares are owned by The Moody Foundation, of which Frances A. Moody-Dahlberg and Robert L. Moody, Sr. are Trustees. (See “Security Ownership of Certain Beneficial Owners” above).
(7)	The numbers in the table above do not include shares held in the Libbie Shearn Moody Trust. See Footnote 2 under “Security Ownership of Certain Beneficial Owners” above for additional information about such trust.
(8)	Includes 100,000 shares of our Restricted Stock.
(9)	Robert L. Moody, Sr. is the sole owner of the 1% general partner in the M-N Family Limited Partnership (the “M-N Partnership”), which owns 507,025 shares of our Common Stock. As the sole owner of the general partner of the M-N Partnership, Robert L. Moody, Sr. has the indirect power to manage the assets of the M-N Partnership, including voting its shares of our Common Stock.
(10)	Robert L. Moody, Sr. is a 1% general partner in the RLMFLP Limited Partnership (the “RLMFLP Partnership”), which owns 50,000 shares of our Common Stock. As the sole general partner of the RLMFLP Partnership, Robert L. Moody, Sr. has the power to manage the assets of the RLMFLP Partnership, including voting its shares of our Common Stock.
(11)	Includes 10,000 shares of our Restricted Stock.
(12)	Shares owned by spouse.
(13)	Includes our Advisory Directors, whose security ownership is described in the next section below.

SECURITY OWNERSHIP OF ADVISORY DIRECTORS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 3, 2013 by each of our advisory directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
G. Richard Ferdinandtsen	73,164	Direct(2)	*
Irwin M. Herz, Jr.(3)	17,292	Direct (4)	*
R. Eugene Lucas	9,434	Direct(4)	*
	13	Indirect (5)	*
E. Douglas McLeod	16,000	Direct(4)	*
Robert L. Moody, Jr.	2,083 4,000	Direct(6) Indirect(7)	* *

*	Less than 1%.
(1)	All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.
(2)	Includes 40,000 shares of our Restricted Stock.
(3)	According to the Amended 13G, Mr. Herz may have beneficial ownership of the shares of our Common Stock beneficially owned by the Moody National Bank Trust Division and the Three R Trusts; however, Mr. Herz disclaims beneficial ownership of such shares. Accordingly, such shares are not included in this table. (See Footnote 3 under “Security Ownership of Certain Beneficial Owners” above for information regarding the Amended 13G).
(4)	Includes 4,000 shares of our Restricted Stock.
(5)	Shares owned by spouse.
(6)	Includes 1,333 shares of our Restricted Stock.
(7)	Shares owned by Moody Insurance Group, Inc., which includes 2,000 shares of our Restricted Stock.

Unless otherwise noted, the information shown in the previous three tables was obtained from ownership disclosures furnished to us by each of the persons or entities listed or from other communications with such persons or entities.

PROPOSAL 1.

ELECTION OF DIRECTORS

Nine (9) directors of the Company are to be elected at the Annual Meeting to serve until our Annual Meeting of Stockholders to be held in April 2015. All nominees now serve as directors of the Company, with the exception of E. J. Pederson, who is being nominated to replace former director Frank P. Williamson, who passed away in August 2013. All nominees have consented to be nominated as directors and to be named in this proxy statement. Accordingly, it is not contemplated that any nominee named herein will be unwilling or unable to serve as a director. However, if either of such events should occur, the enclosed proxy permits the persons named in the proxy to vote the shares represented by the proxy in favor of such person or persons as our Board of Directors may nominate upon the recommendation of the Nominating Committee.

The Board has determined that Arthur O. Dummer, Dr. Shelby M. Elliott, William L. Moody IV, E. J. Pederson and James D. Yarbrough are “independent” as defined in the NASDAQ listing standards.

Board Recommendation: The Board of Directors recommends a vote “FOR” each of the director nominees named under this Proposal 1.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

The following information is given with respect to the nominees for election at the Annual Meeting:

Arthur O. Dummer (age 80) was first elected to our Board in 2004. Principal Occupation: President, The Donner Company (privately owned actuarial consulting company), Salt Lake City, Utah since 1985. Director of American Underwriters Insurance Company (privately owned insurance company); Past Chairman of the Board of Directors of the National Organization of Life and Health Guaranty Associations, Herndon, Virginia; Past Director of American Community Mutual Insurance Company, Livonia, Michigan (mutual insurance company); Casualty Underwriters Insurance Company, Salt Lake City, Utah; Beneficial Life Insurance Company, Salt Lake City, Utah; Aurora National Life Assurance Company, Los Angeles, California; Continental Western Life Insurance Company, Des Moines, Iowa; Utah Home Fire Insurance Company, Salt Lake City, Utah; and PHA Life Insurance Company, Portland, Oregon (all privately owned insurance companies); Past Director of National Western Life Insurance Company, Austin, Texas.(1)

Mr. Dummer is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. He has fifty-four years of experience in the insurance industry, including service as the former Chief Examiner and Actuary of the Utah Insurance Department. His extensive background in the insurance industry and his knowledge of actuarial and accounting issues are valuable to our Board’s discussion and analysis of these issues.

Dr. Shelby M. Elliott (age 87) was first elected to our Board in 2004. Principal Occupation: President-Emeritus of Texas Chiropractic College since 2004; President of Texas Chiropractic College from 1990 through 2003; Director of Moody National Bank from March 2000 to March 2004; Past Director of First Texas Bank, Vidor, Texas (privately owned bank); Past Director of Yettie Kersting Memorial Hospital, Liberty, Texas; and Past Chairman of the American Chiropractic Association.

Dr. Elliott brings solid administrative and executive skills to our Board from his service as President of Texas Chiropractic College. His experience in the health care field, both as a practitioner and an educator, enables him to provide a unique perspective to our Board. Dr. Elliott is a member of the American Chiropractic Association, the Texas Chiropractic Association and the Florida Chiropractic Association.

Frances A. Moody-Dahlberg (age 44) was first elected to our Board in 1987. Principal Occupation: Executive Director of The Moody Foundation (charitable and educational foundation) since 1998, and a Trustee of The Moody Foundation since 2004; Director of National Western Life Insurance Company, Austin, Texas since 1990(1); Director of Gal-Tex Hotel Corporation (hotel management corporation) from March 2000 to December 2003(2); Director of The Moody Endowment (charitable organization) from 1991 to February 2004.

Ms. Moody-Dahlberg has twenty-seven years of experience as a member of our Board. Her service as Executive Director of The Moody Foundation, one of the largest charitable foundations in the State of Texas, provides her with valuable insight regarding the concerns of our significant non-profit stockholders.

Robert L. Moody, Sr. (age 78) was first elected to our Board in 1960. Principal Occupation: Chief Executive Officer since July 1991 and Chairman of the Board since 1982; Chairman of the Board, Chief Executive Officer and Director of Moody National Bank; Chairman of the Board, Chief Executive Officer and Director of National Western Life Insurance Company, Austin, Texas(1); Trustee of The Moody Foundation (charitable and educational foundation).

Mr. Moody has a lifetime of experience in the financial services industry, serving as a director or executive officer of a variety of insurance and banking interests. He has served on our Board for over fifty years and has served as our Chairman for over thirty years. His wealth of experience as our Chairman and Chief Executive Officer provides our Board with an insightful, long-term perspective of our Company’s challenges, opportunities and operations.

Russell S. Moody (age 52) was first elected to our Board in 1986. Principal Occupation: Investments, League City, Texas, since 2003. Director of National Western Life Insurance Company, Austin, Texas since 1988(1); Director of The Moody Endowment since July 2009 and Director of Transitional Learning Center at Galveston since July 2009 (charitable organizations); Director of Gal-Tex Hotel Corporation (hotel management company) from March 2000 to December 2003(2).

Mr. Moody has served as a member of our Board for twenty-eight years. Along with his sister, Frances A. Moody-Dahlberg, Mr. Moody helps to represent the concerns of our significant non-profit stockholders. Mr. Moody serves as a director of The Moody Endowment, a charitable organization that owns nearly 900,000 shares of our Common Stock.

William L. Moody, IV (age 89) was first elected to our Board in 1951. Principal Occupation: Investments and Ranching, Oil and Gas, Galveston, Texas, since 1959; Trustee, Board of Trustees of Rosenberg Library (charitable organization); Trustee, University of Texas Medical Branch Development Board (charitable organization); President and Director of Moody Ranches, Inc. (investments and ranching); Director of American National Life Insurance Company of Texas (subsidiary life insurance company).

Mr. Moody’s more than sixty years of service as a member of our Board and his background as an investor, rancher and oilman bring a valuable perspective to the Board’s discussion of how the past challenges that have faced the Company may impact present and future opportunities.

E. J. “Jere” Pederson (age 66) is being nominated to our Board for the first time. Principal Occupation: Special Assistant to the Chief Executive Officer, Texas A&M Health Science Center since October 2013; Interim President, Texas A&M Health Science Center and Interim Vice Chancellor for Health Affairs, Texas A&M University System from October 2012 to October 2013; independent management consultant from September 2006 to October 2012; Executive Vice President and Chief Operating Officer of the University of Texas Medical Branch, Galveston, Texas, from 1986 to 2005; Director since 1992 and member of the Audit Committee and the Compensation and Stock Option Committee of National Western Life Insurance Company, Austin, Texas(1); Director of Sealy Smith Foundation, Galveston, Texas (charitable organization); Managing Director of CitareTx Management, LLC (manager of medical device venture development and investment company) since 2007; Director of Kalon Biotherapeutics, LLC, College Station, Texas (private company formed by The Texas A&M University System to provide advanced biologics development manufacturing) since 2012.

If elected, Mr. Pederson will bring to our Board the benefit of his financial and administrative expertise gained through more than thirty years of experience in health care and university administration.

James E. Pozzi (age 63) was first elected to our Board in 2012. Principal Occupation: President and Chief Operating Officer since May 2012; Senior Executive Vice President, Chief Administrative Officer from 2008 to May 2012; Senior Executive Vice President, Corporate Planning, Systems and Life Administration from 2004 to 2008; Executive Vice President, Corporate Planning & Development from 1996 to 2004; also a director and/or officer of each principal subsidiary of the Company.

Mr. Pozzi has been an officer of the Company for thirty-eight years. His past service as our Chief Administrative Officer and his current service as President and Chief Operating Officer have provided him with intimate knowledge of our operations.

James D. Yarbrough (age 58) was first elected to our Board in 2001. Principal Occupation: Owner and Consultant, James D. Yarbrough & Co., since October 2011, and October 1989 through December 1994 (privately owned contract management and financial consulting firm); Director of Economic Development, City of Galveston, Texas, February 2011 through September 2011; County Judge, County of Galveston, Texas, 1995 through 2010; Director and Member of the Governance and Executive Committees of American National Life Insurance Company of New York (subsidiary life insurance company); Director, Texas First Bank—Galveston, Galveston, Texas (privately owned bank).

Judge Yarbrough has management experience in both the private and public sectors, including sixteen years as the chief executive of the County of Galveston. In the private sector, he has served as a bank president, owner of a business consulting firm, and director of numerous interests. This varied experience makes him a valuable contributor to the Board’s deliberations.

(1)	Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer and controlling stockholder of National Western Life Insurance Company, a publicly traded life insurance company.
(2)	The Moody Foundation owns 34.0% and the Libbie Shearn Moody Trust owns 50.2% of Gal-Tex Hotel Corporation.

INFORMATION CONCERNING ADVISORY DIRECTORS

The Board of Directors has appointed the following advisory directors, who serve at the pleasure of the Board. Although advisory directors do not vote on matters considered by the Board, we benefit from their experience and advice. Advisory directors receive the same compensation and benefits as our directors who are not also our officers.

G. Richard Ferdinandtsen (age 77) was first appointed as an advisory director in 2012, having previously served as a director from 1997 to 2012. Principal Occupation: Vice Chairman of the Board. Previously President of the Company from April 2000 to May 2012 and Chief Operating Officer from April 1997 to May 2012; Senior Executive Vice President, Chief Administrative Officer from April 1996 to April 1997; Senior Vice President, Health Insurance from April 1993 to April 1996; and Senior Vice President, Group Insurance from July 1990 to April 1993.

Mr. Ferdinandtsen has over fifty years of experience in the insurance industry, including over thirty years as an executive officer. Mr. Ferdinandtsen’s experience in day-to-day leadership as our former President and Chief Operating Officer provides him with valuable insight into our operations.

Irwin M. Herz, Jr. (age 73) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 1983 and from 1984 to 2004. Principal Occupation: Since 1980, Partner of Greer, Herz & Adams, L.L.P., General Counsel to the Company; Trustee of the Three R Trusts (trusts for the benefit of the children of Robert L. Moody, Sr.).

Mr. Herz’s service as a director of numerous insurance companies, including over thirty years on our Board, has provided him with extensive knowledge of the insurance industry. In addition, his background as a corporate and commercial lawyer provides an invaluable source of knowledge and problem-solving skills to the Board.

R. Eugene Lucas (age 88) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 2004. Principal Occupation: Since 1971, President and Director of Gal-Tex Hotel Corporation (hospitality and hotel management company)(1); President of Gal-Tenn Hotel Corporation, LHH Hospitality, LLC, Colorado Landmark Hotels, LLC, Kentucky Landmark Hotels, LLC, and Virginia Landmark Hotels, LLC (hospitality and hotel management companies); Director of Colonel Museum, Inc. (charitable corporation); President and Director of 1859-Beverage Company (hospitality company).

Mr. Lucas has served on our Board for over thirty years, including twenty-three years as a member of our Audit Committee. In addition, Mr. Lucas provides our Board with the perspective of an experienced and knowledgeable executive officer outside of the insurance industry. He has been associated with Gal-Tex Hotel Corporation since 1941, including over forty years as its President.

E. Douglas McLeod (age 72) was first appointed as an advisory director in 2004, having previously served as a director from 1984 to 2004. Principal Occupation: Chairman and Director of Moody Gardens, Inc. (charitable corporation); Attorney; Past Director of Development of The Moody Foundation (charitable and educational foundation) from 1982 to 2013 (retired); Director of National Western Life Insurance Company, Austin, Texas since 1979(2); Director of ANREM Corporation (subsidiary real estate management corporation); Vice President and Director of Colonel Museum, Inc. (charitable organization); Director, San Jacinto Museum of History (charitable organization); Vice Chairman of Lone Star Coastal National Recreation Area (Congressionally-designated area with outdoor recreation potential of national significance); Past Director and past Chairman of Center for Transportation and Commerce (charitable organization); Past Director and Executive Board Member, South Texas College of Law (law school); Past Member of State House of Representatives of the State of Texas (terms ended January 1983).

Mr. McLeod has experience as a lawyer and public servant, including as a state legislator, as well as experience in real estate development and non-profit administration. He brings a varied set of problem-solving skills and valuable insight to the Board.

Robert L. Moody, Jr. (age 54) was first appointed as an advisory director in 2009, having previously served as a director from 1982 to 1987. Principal Occupation: Since 1986, President and Director of Moody Insurance Group, Inc. (privately owned insurance agency); Director of Moody National Bank; Director of ANREM Corporation (subsidiary real estate management corporation); Director of HomeTown Bank, National Association (national bank); Director of The Moody Endowment (charitable organization).

Mr. Moody is the owner of Moody Insurance Group, Inc., a marketing consultant to the Company and one of the many significant producers marketing our products. Through this insurance agency experience, Mr. Moody brings the valuable perspective of an agent to our Board’s deliberations. In addition, Mr. Moody’s experience as an entrepreneur provides him with a broad perspective of business operations.

(1)	The Moody Foundation owns 34.0% and the Libbie Shearn Moody Trust owns 50.2% of Gal-Tex Hotel Corporation.
(2)	Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer and controlling stockholder of National Western Life Insurance Company, a publicly traded life insurance company.

Family Relationships among Directors and Advisory Directors

Robert L. Moody, Sr. is the cousin of William L. Moody IV, and the brother-in-law of E. Douglas McLeod. Frances A. Moody-Dahlberg, Russell S. Moody and Robert L. Moody, Jr. are children of Robert L. Moody, Sr.

DIRECTOR ATTENDANCE AT MEETINGS

During the year ended December 31, 2013, the Board of Directors of the Company held a total of five (5) meetings. All of the nominees for director who served as directors during the past year and all of the advisory directors attended at least 75% of the aggregate of (1) the total number of such meetings and (2) the total number of meetings held by all committees of the Board on which such nominees served during such year. It is the Company’s policy that all directors should make an effort to attend the Company’s annual meeting of stockholders. All directors attended the 2013 Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

Our Chief Executive Officer also serves as our Chairman of the Board. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

The Board’s Role in Risk Oversight

The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to manage them effectively. Two committees lend support to the Board in reviewing the Company’s consideration of material risks and overseeing the Company’s management of material risks. First, the Management Risk Committee coordinates the risk management efforts that occur within our business segments to (i) ensure alignment between our risk-taking activities and strategic objectives and (ii) ensure consistent application of enterprise risk management processes across all business units. The Management Risk Committee provides periodic reports to the Board of Directors concerning the Company’s risk management, which may cover risk identification, risk limits and related significant breaches, returns on risk-adjusted capital, and information related to the development of the Company’s enterprise risk management program. The Management Risk Committee is comprised of several members of our senior management team and is chaired by the Senior Executive Vice President, Corporate Risk Officer & Chief Actuary. Second, the Audit Committee of the Board of Directors makes inquiries to senior management about the Company’s risk assessment and risk management policies, including risks related to our financial position and internal controls. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks.

Additionally, our Board Compensation Committee considers risks that may result from our compensation policies, including working directly with senior management to determine whether such programs improperly encourage management to take risks relating to our business and whether risks arising from our compensation programs are likely to have a material adverse effect on the Company.

Independent Directors and Executive Sessions

The Board has determined, after considering all of the relevant facts and circumstances, that Arthur O. Dummer, Dr. Shelby M. Elliott, William L. Moody IV, E. J. Pederson and James D. Yarbrough are “independent” from management in accordance with the NASDAQ listing standards. To be considered independent, the Board must determine that a director nominee does not have any direct or indirect material relationships with our Company. In making this determination, the Board considered that William L. Moody IV is related to certain members of the Board and that E. J. Pederson serves as an independent director of National Western Life Insurance Company, a company controlled by Robert L. Moody, Sr., and the Board determined that such relationships do not impair the independence of these director nominees.

Our independent directors meet in executive session at least twice per year, generally in connection with the April and October Board meetings. We do not have a lead independent director.

Board Committees

The Company’s Board has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee. The Compensation Committee of the Board of Directors is referred to herein as the Board Compensation Committee to distinguish it from the Management Compensation Committee. The Board of Directors has adopted written charters for the Audit Committee, the Board Compensation Committee and the Nominating Committee. Each of these committees review the adequacy of its charter annually. These charters are posted on the Company’s website and can be viewed by going to www.anico.com/InvestorRelations/CorporateGovernance/index.htm and clicking the link to the desired charter. You may also obtain a printed copy of the committee charters at no charge by writing to the office of the Secretary at One Moody Plaza, Galveston, Texas 77550.

Current Vacancies on Board Committees

Prior to his death in August 2013, Frank P. Williamson was a member of the Audit Committee, the Board Compensation Committee and the Nominating Committee. It is anticipated that if Mr. Pederson is elected as a director at the Annual Meeting, the Board will appoint him to succeed Mr. Williamson as a member of such committees at the Board’s regular meeting immediately following the Annual Meeting. Consistent with NASDAQ listing standards, the Company generally has one year from the date of a vacancy on the Audit Committee that occurs outside of the Company’s control to fill such vacancy. The Board has determined that Mr. Pederson and all of the members of the Audit Committee, the Board Compensation Committee and the Nominating Committee are independent in accordance with the NASDAQ listing standards and applicable independence requirements under the Securities Exchange Act of 1934.

Audit Committee

Arthur O. Dummer, Chairman, and James D. Yarbrough are the current members of the Audit Committee. The Board has determined that Mr. Dummer is the financial expert on the Audit Committee, as defined by NASDAQ listing standards and by the Securities Exchange Act of 1934. The Audit Committee held eleven meetings during 2013. The Audit Committee is responsible for, among other matters, recommending the appointment of independent auditors for the Company, reviewing the activities and independence of such independent auditors, including the plan and scope of the audit and audit fees, monitoring the adequacy of the Company’s reporting and internal controls, reviewing related party transactions, recommending the inclusion of the Company’s audited financial statements in the Company’s Annual Report, and meeting periodically with management and the Company’s independent auditors.

Board Compensation Committee

James D. Yarbrough, Chairman, and Dr. Shelby M. Elliott are the current members of the Board Compensation Committee. The Board Compensation Committee was established in 1975 to make recommendations as to the compensation of the Company’s executive officers. The committee conducts regular executive sessions with its independent consultant without management present. A description of the Company’s process and procedures for the consideration and determination of executive compensation is provided below in the Compensation Discussion and Analysis. The Board Compensation Committee held nine meetings during 2013.

Nominating Committee

Dr. Shelby M. Elliott, Chairman, is the only current member of the Nominating Committee. The Nominating Committee was established in 2004 to recommend to the Board Director nominees to be submitted for election at each Annual Meeting of Stockholders. The Nominating Committee held one meeting during 2013. After receiving the Nominating Committee’s recommendations, the full Board nominates the slate of directors to be presented to the Company’s stockholders at the Annual Meeting.

While there are no specific minimum qualifications that a potential nominee must possess, director nominees are evaluated based upon, among other things, their integrity, diversity of experience, business or other relevant experience, leadership, the ability to exercise sound judgment, satisfaction of applicable independence standards, civility, and ability to devote sufficient time to Board matters. The Board of Directors and the Nominating Committee believe that, based on their knowledge of the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. The Nominating Committee may (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Nominating Committee may (but is not required to) consider Stockholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, stockholders should submit the recommendation to the Chairperson of the Nominating Committee in the manner described in the section of this proxy statement titled “Communications with the Board of Directors.”

In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. With respect to Mr. Pederson, the Nominating Committee received a recommendation for his nomination from a non-management director. The Nominating Committee did not receive any stockholder recommendations for Board nominees to be considered at the Annual Meeting. As to potential new candidates, it is expected that the Board and the Nominating Committee would discuss among themselves and members of management their respective recommendations and any recommendations submitted by stockholders and evaluate the qualifications, experience and background of the potential candidates. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is valuable that Board members represent diverse experience and viewpoints.

Executive Committee

Robert L. Moody, Sr., Chairman, William L. Moody IV, and James E. Pozzi are the present members of the Executive Committee. The Executive Committee was established in 1977 to act on behalf of the full Board of Directors, within certain limitations, between regular Board meetings. The Executive Committee held one meeting during 2013.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following is a list of our executive officers, other than Messrs. Moody and Pozzi, who are also director nominees, their current ages, and their positions and offices for the past five years. For executive officers who have been with us for less than five years, information is also provided with respect to the nature of their responsibilities undertaken with their prior employers during such time.

Name of Officer	Age	Position (Year Elected to Position)
Ronald J. Welch	68	Senior Executive Vice President, Corporate Risk Officer & Chief Actuary (2008)
David A. Behrens	51	Executive Vice President, Independent Marketing Group (1999)
John J. Dunn, Jr.	55	Executive Vice President, Corporate Chief Financial Officer (July 2010) & Treasurer (March 2011); Vice President International Accounting of Ally Financial, Inc. (formerly GMAC, Inc.) (2009-May 2010)(responsibility for auto finance and insurance accounting outside of the U.S. and Canada); Vice President and Chief Financial Officer of GMAC Insurance (2007-2009) (overall responsibility for the finance and accounting areas)
Johnny D. Johnson	61	Executive Vice President, Corporate Business Process Officer and Chief Information Officer (2013); Senior Vice President, Corporate Business Process Officer and Chief Information Officer (2012-2013); Senior Vice President, Corporate Chief Information Officer (2008-2012)
Gregory V. Ostergren	58	Executive Vice President, Director of Multiple Line (2000)
Steven H. Schouweiler	67	Executive Vice President, Health Insurance Operations (2012); Senior Vice President, Health Insurance Operations (1998-2012)
Hoyt J. Strickland	57	Executive Vice President, Career Sales and Service Division (2012); Senior Vice President, Career Sales and Service Division (2009-2012); National Field Director, Career Sales and Service Division (2001-2009)
Dwain A. Akins	63	Senior Vice President, Corporate Relations, Chief Corporate Compliance Officer (2006)
Albert L. Amato, Jr.	65	Senior Vice President, Life Insurance Administration (1994)
Scott F. Brast	50	Senior Vice President, Real Estate / Mortgage Loan Investments (2005)
Frank V. Broll, Jr.	64	Senior Vice President & Actuary (2005)
Scott C. Campbell	37	Senior Vice President, Chief Multiple Line Marketing Officer (2013); Director, Marketing, of Mutual of Omaha Insurance Company (2009-2013)
William F. Carlton	55	Senior Vice President & Corporate Controller (2010); Vice President and Controller (2007-2010)
Gordon D. Dixon	68	Senior Vice President, Stock/Bond Investments (2012); Senior Vice President, Chief Investment Officer (2010-2012); Senior Vice President, Securities Investments (2004-2010)
Bernard S. Gerwel	55	Senior Vice President, Chief Information/Innovation Officer Multiple Line (2010); Senior Vice President, Chief MLEA Administrative Officer (2006-2010)
Bruce M. LePard	57	Senior Vice President, Corporate Human Resources Officer (2012); Senior Vice President, Human Resources (2006-2012)
James W. Pangburn	57	Senior Vice President, Credit Insurance (2004)
Ronald C. Price	62	Senior Vice President, Chief Marketing Officer—Career Life Agencies (2004)
John F. Simon	50	Senior Vice President & Actuary (2013); Senior Vice President and Chief Product Actuary of Protective Life Insurance Company (2010-2013)(responsibility for life and annuity product development and design); Vice President and Life Product Manager of Protective Life Insurance Company (2007-2010)(responsible for driving the product process, life product design and balancing financial and marketing success)
Shannon L. Smith	54	Senior Vice President, Chief Multiple Line Agency Officer (2013); Senior Vice President, Chief Multiple Line Marketing Officer (2008-2013)

There are no arrangements or understandings pursuant to which any officer was elected. All officers are elected annually by the Board of Directors and serve until their successors are elected and qualified, unless otherwise specified by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our executive officers included in the Summary Compensation Table, to whom we refer collectively as our “Named Executive Officers,” or “NEOs.” The NEOs for 2013 were:

•	Robert L. Moody, Sr., Chairman of the Board of Directors and CEO

•	James E. Pozzi, President and Chief Operating Officer

•	Gregory V. Ostergren, Executive Vice President, Director of Multiple Line

•	David A. Behrens, Executive Vice President, Independent Marketing Group

•	John J. Dunn, Jr., Executive Vice President, Corporate Chief Financial Officer and Treasurer

The overall goal of our executive compensation program is to retain and reward leaders who will help the Company achieve its long-term goals and thereby create long-term value for our stockholders. With this goal in mind, our compensation program is designed to:

•	Attract and retain experienced, highly qualified individuals who are in a position to make significant contributions to our success;

•	Drive exceptional performance and motivate our executive officers to achieve desired financial results;

•	Encourage our executives to develop a significant ownership stake in our company; and

•	Align the interests of our executive officers with the long-term interests of our stockholders through the use of performance-based incentives and stock ownership guidelines.

Our Board Compensation Committee (the “Committee”), comprised solely of independent directors, has oversight responsibility for our compensation program. The key components of the program include base salary, cash incentive awards and long-term equity-based incentive awards. The annual long-term incentive opportunities for our executives are based 100% on performance relative to a range of measures that are aligned with long-term stockholder value creation and outcomes that each executive has the ability to impact.

We do not grant or maintain any severance or employment agreements, nor do we provide any tax reimbursements or gross-ups for any of the NEOs. To help align the interests of our executive officers with those of our stockholders, we maintain stock ownership and retention guidelines and an incentive compensation clawback policy, both of which are described below. Further, our executive officers are prohibited from engaging in transactions involving puts, calls or short sales with respect to our stock.

Stockholder Say-on-Pay Advisory Voting

At the 2014 Annual Meeting, stockholders will have an opportunity to approve, in a non-binding advisory vote, our executive compensation for 2013 as disclosed in this proxy statement (Proposal 2 below). The most recent say-on-pay vote was held at our 2011 Annual Meeting, at which our stockholders overwhelmingly approved our 2010 executive compensation (over 96% of the votes cast). At the 2011 Annual Meeting, our stockholders also approved by a substantial majority, in a separate non-binding advisory vote, a three-year frequency for holding say-on-pay votes. At the 2014 Annual Meeting, stockholders again will have an opportunity to vote on the frequency of future say-on-pay votes (Proposal 3 below). The Board of Directors has recommended that our stockholders approve an annual frequency for future say-on-pay votes, thus allowing our stockholders to provide input on our executive compensation programs on a more consistent basis.

Highlights of our Executive Compensation Program and Changes for 2014

The Committee viewed the say-on-pay vote at the 2011 Annual Meeting as a strong indication of support for our compensation policies and practices and, therefore, made only minor changes to the overall programs for 2011, 2012 and 2013.

•	Base Salaries in 2013. In response to competitive market base salary information provided to the Committee by its independent compensation consultant in 2012, the salaries of Mr. Behrens and Mr. Dunn were increased modestly in 2013, as reflected in the Summary Compensation Table below. Base salaries for the other NEOs were unchanged, as they were considered competitive.

•	CEO Bonus Opportunities Under the 2013 Executive Incentive Compensation Plan (“EICP”). For 2013, the Committee approved certain changes to the annual performance-based incentive opportunity for our CEO. The first change involved raising the degree of difficulty in achieving one of the key EICP performance measures (Five Year Average Adjusted After-tax Net Gain from Operations as a percentage of stockholders’ dividends). For this measure, the threshold, target and maximum performance levels were increased from 50%, 75% and 100%, respectively, to 100%, 125% and 150%, respectively, of stockholders’ dividends, a substantial increase in the performance required to earn an award under this measure. The second change was to weight each of the five CEO performance metrics equally at 20% instead of the previous weighting, which was 52% as to the above-referenced measurement relating to stockholders’ dividends and 12% as to each of the other four measures, thereby creating greater emphasis on four of the five measures than before. Finally, in recognition of the greater difficulty of achieving an incentive award under this plan, the Committee also approved an increase in the maximum award that can be earned by the CEO, from 100% of the target award opportunity to 112.5% of the target award opportunity, still well below the 150% of target award opportunity that applies to the other NEOs. As is the case with the other NEOs, any award earned by the CEO in excess of the target opportunity will be paid solely in restricted stock units (“RSUs”).

•	Annual Long-Term Incentives. Annual long-term incentives are performance-based and delivered in the form of RSUs. The grant value of RSUs delivered is based on performance under the EICP, as described below. RSUs vest ratably over three years and do not convey any voting or dividend rights until such time as they vest and are converted into shares of common stock. Recipients may choose to have RSUs settled in cash upon vesting, although our stock ownership guidelines must be taken into consideration.

•	Restricted Stock Grant to Our President and Chief Operating Officer. For 2013, the Committee, with advice from its independent compensation consultant, awarded our President and Chief Operating Officer, James E. Pozzi, 10,000 shares of restricted stock, which will cliff vest on March 1, 2023, the tenth anniversary of the effective date of the grant. Mr. Pozzi was appointed to such office effective May 1, 2012, and such restricted stock grant is consistent with prior grants made to our CEO and to the prior President and Chief Operating Officer.

•	Stock Ownership and Retention Guidelines. In 2011, the Committee adopted stock ownership guidelines for our officers and directors in order to encourage ownership of our stock by these individuals and to further align their long-term goals and objectives with those of our stockholders. The stock ownership guidelines for our officers are based on a multiple of base salary, with each officer’s stock holdings based upon the greater of the market value or book value of such holdings. The recommended guidelines for stock ownership as a multiple of base salary are: CEO—five times; President—three times; other officers—one time. For those officers not currently meeting these guidelines, the Committee has recommended that they retain at least fifty percent of all after-tax shares received as compensation as such shares vest, until such time as these individuals are in compliance with the guidelines. The CEO currently directly owns 519,833 shares of our Common Stock, including restricted stock, which represents an amount equal to approximately twenty-nine times his base salary, as of March 3, 2014.

•	Clawback Policy. At its February 22, 2012 meeting, the Committee adopted a formal clawback policy with respect to incentive awards to executive officers made after 2011. Under this policy, the Company is authorized to recover all or a portion of incentive awards paid within three years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement.

•	Retirement Benefit Changes for 2014. Effective December 31, 2013, the Board of Directors froze participation and future benefit accruals under our defined benefit pension plans. With this action, and the adoption of certain new retirement plans, we have shifted our retirement benefits to contributory defined contribution plans, as discussed further in the “Retirement Benefits” section below.

•	CEO Incentive Payout Change for 2014. Beginning in 2014, any EICP award earned by the CEO will be settled 60% in cash and 40% in RSUs up to the aggregate target award level, with any award in excess of the aggregate target award level paid entirely in RSUs, as is the case with the other NEOs. Prior to 2014, the CEO’s incentive payout was 70% in cash and 30% in RSUs up to the target award level.

Approach for Determining Form and Amount of Compensation

The Committee oversees the compensation policies and programs for our senior officers, including the NEOs, and our equity-based incentive compensation plans. The Committee is supported in its role by our Management Compensation Committee. The Management Compensation Committee is comprised of five of our most senior officers: Robert L. Moody, Sr., James E. Pozzi, Ronald J. Welch, John J. Dunn, Jr. and Gregory V. Ostergren.

The compensation process for our NEOs and other executive officers begins with an annual evaluation by the Management Compensation Committee, which considers Company performance against the stated performance measures and goals for the year, each executive officer’s individual performance over the prior year, any changes in responsibilities, internal equity and consistency, and the future potential of each executive officer. The process also considers competitive market data available from a peer group of comparable insurance companies, and nationally published compensation surveys obtained from a range of industry and general market sources. The Management Compensation Committee formulates recommendations based on this process for all executive officers other than the members of such committee. After review and approval of the recommendations by the CEO, they are presented to the Committee for its consideration and evaluation. Recommendations to the Committee with respect to Mr. Dunn and Mr. Ostergren are made solely by the President. The Committee evaluates these recommendations and develops its own recommendations to the Board of Directors for the compensation of our CEO and our President.

Role of Independent Compensation Consultant

In developing its recommendations to be made to the Board, the Committee seeks the advice of its independent outside consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), a national compensation consulting firm. Our Board of Directors, upon the recommendations of the Committee, ultimately makes all decisions regarding the amount and form of compensation paid to our NEOs, which may reflect factors and considerations other than the information and advice provided by the compensation consultant.

During 2013, Cook & Co. performed the following services for the Committee:

•	Briefed the Committee on executive compensation trends among our peers and the broader industry, developments related to our executive compensation program, and regulatory changes;

•	Provided an annual review of our executive compensation program compared to market practices and ongoing advice to the Committee as needed for periodic requests related to the determination of the amount and form of executive compensation, including incentive plan design and performance measures and goals;

•	Provided an assessment of our compensation policies and practices to help the Committee determine whether the compensation program could encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole; and

•	Provided advice regarding the Committee’s evaluation of board compensation practices, based on third-party survey data.

Cook & Co. is independent of us and has no relationship with us other than assisting the Committee with its executive compensation governance responsibilities. The Committee has established procedures that it considers adequate to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by our management. These procedures include the following: a direct reporting relationship of the consultant to the Committee chairman; a provision in the Committee’s engagement letter with Cook & Co. specifying the information, data, and recommendations that can and cannot be shared with management; meeting with the consultant at least annually in executive session without management present; an annual update to the Committee on Cook & Co.’s financial relationship with us, including a summary of the work performed for us during the preceding twelve months; and an assessment and confirmation by the Committee of Cook & Co.’s independence from us. Additionally, Cook & Co. has no service lines other than executive compensation consulting, so the potential for any conflict of interest as a result of providing other services to us is eliminated. With the consent of the Committee chair, the independent compensation consultant may, from time to time, contact our executive officers for information necessary to complete its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive.

How We Determine Each Element of Compensation

In determining the amounts of each element of compensation and the aggregate compensation for our NEOs, we review market practices as described under “Market Comparisons” below. We do not use any specific formulae or attempt to satisfy any specific ratio for compensation among our executive officers. We also do not generally target any particular allocation for base salary, annual incentive, or long-term equity awards as a percentage of total compensation. Target compensation levels are decided subjectively based on a review of relevant market practices, the responsibilities and future potential of each executive, internal equity considerations, each executive’s ability to impact financial and operational results, and the recommendations of the Committee’s independent compensation consultant.

Market Comparisons

During early 2013, Cook & Co. evaluated the total direct compensation (consisting of base salary, annual incentives, and long-term incentives) of our NEOs relative to market practices. The compensation of each of our NEOs was compared to that of individuals in comparable positions among a peer group of companies listed below, and to nationally published compensation survey data.

The peer group consisted of thirteen publicly traded companies in the insurance industry that compete with us for talent, face similar challenges in the financial services sector, and have senior executives with comparable responsibilities. As of the date of Cook & Co.’s report, peer group revenues for the prior four quarters ranged from approximately $1.0 billion to $6.3 billion (median revenues of approximately $3.4 billion), and assets ranged from approximately $7.7 billion to $58.5 billion (median assets of approximately $17.3 billion). Our total revenues were approximately $3.1 billion in 2013, and our assets were approximately $23.3 billion at the end of 2013, placing us towards the middle of the revenue and asset range of the peer group. The peer group was comprised of the following companies:

W.R. Berkley Corporation	Cincinnati Financial Corporation

The Hanover Insurance Group, Inc.	HCC Insurance Holdings, Inc.

Horace Mann Educators Corporation	Old Republic International Corporation

Phoenix Companies, Inc.	Protective Life Corporation

StanCorp Financial Group, Inc.	Torchmark Corporation

CNO Financial Group, Inc.	Kemper Corporation

White Mountains Insurance Group, Ltd.

The published survey data covered a broader set of companies, including many if not all of the peer companies within the insurance industry. The specific surveys used for 2013 were:

•	Mercer Executive Benchmark Database (containing tabular data of insurance companies based on asset size);

•	Mercer Financial Services Survey Suite—Insurance Compensation Survey (containing tabular data of survey companies based on size);

•	Towers Watson Top Management Calculator (containing insurance industry data regressed to each executive’s individual scope as measured in assets); and

•	LOMA’s Executive Compensation Survey Report (containing tabular insurance industry data).

Cook & Co.’s evaluation for 2013 found that the total direct compensation of our CEO was in the top quartile of the peer group and survey data. The Committee believes this compensation is appropriate, given the CEO’s outstanding stewardship of the Company for over twenty years and his superior track record of building the Company’s revenue base, assets and book value, allowing it to maintain a strong, consistent dividend for many years. The total direct compensation for the other NEOs generally fell between the 25th and 50th percentiles of the peer group and survey data, due to relatively lower long term incentive opportunity for officers in general and the NEOs in particular. The Committee has determined that the total direct compensation positioning of the NEOs was generally appropriate given their respective levels of experience and performance.

After considering Cook & Co.’s report and the recommendations of the Management Compensation Committee, the Committee submitted its compensation recommendations to our Board of Directors for their consideration. The Board of Directors unanimously approved those recommendations. For 2013, there were no material changes made to the compensation of our NEOs, with the exception of a grant of 10,000 shares of restricted stock made to our President and Chief Operating Officer, as discussed above.

Special Considerations for Pension-Related Amounts Reported in the Summary Compensation Table

It is important to note that the amounts reported in Column (e) (“Changes in Pension Value and Non-Qualified Deferred Compensation Earnings”) of the Summary Compensation Table below, particularly for 2012 and 2011, are not the result of any Committee or Board decision to increase pay. Rather, such reported amounts are comprised of two exogenous components. First, for each of the NEOs, the amount reported includes the year-over-year change in accrued pension benefits, which varies annually based on interest rates, mortality factors, and the age of each individual. For 2012 and 2011, for example, some of our NEOs, including the CEO, experienced an increase in accrued pension benefits over prior years as a result of the lower interest rate environment and the effect of such rates on the pension calculations. Conversely, for 2013, two of the NEOs, including the CEO, experienced a decrease in accrued pension benefits. Second, with respect to our CEO, the amount reported in Column (e) includes in-service distributions from our non-qualified and qualified pension plans. Such in-service distributions are substantial, representing 42% and 34%, respectively, of the total 2012 and 2011 compensation of the CEO reported in the Summary Compensation Table. For 2013, however, such in-service distributions to the CEO did not fully offset the overall decrease in his accrued pension benefits. The Committee considers such in-service payments to be distributions of benefits earned in prior years and, as such, does not consider such payments to be current year compensation for purposes of its evaluation of CEO pay in relation to competitive market practices or the Committee’s pay for performance analysis. The Committee believes this distinction is critical to understanding the CEO’s total compensation as reported in the Summary Compensation Table.

Elements of Compensation Provided to the NEOs

The following table lists the primary elements of our executive compensation program and the primary purpose of each element. Additional explanation of each element is provided below.

Element	Purpose
Base Salary	Provides a fixed level of competitive compensation.

Annual Incentive Compensation	Focuses executive attention on key financial and operational performance measures under the EICP.

Long-Term Incentive Compensation, consisting of RSUs awarded under the EICP as a fixed percentage of any annual incentive compensation earned by achievement of performance objectives	Aligns executives’ interests with those of our stockholders and helps retain executive talent with deferred (three-year) vesting of RSUs awarded.

Retirement Benefits, consisting of qualified and non-qualified Company pension plans (now frozen), non-qualified deferred compensation plans, and the Company’s 401(k) plan	Assists in providing for the long-term financial security and future well-being of our executives and their families.

Health and Welfare Benefits (consisting of basic and supplemental health insurance, disability protection, and life insurance)	Assists in providing for the current well-being and financial protection of our executives and their families.

Base Salary

Base salary is an important component of total compensation for our NEOs, and it is vital to our goal of recruiting and retaining executive officers with proven abilities. Base salaries are determined for each NEO based on abilities, qualifications, accomplishments, and prior work experience. Adjustments are considered annually based on current market data, the consistency of the executive officer’s individual performance over the prior year, changes in responsibilities, future potential and internal equity.

As stated above, for 2013, base salaries of our NEOs remained unchanged, with the exception of those of Mr. Behrens and Mr. Dunn, who received modest increases.

Annual Incentive Compensation

Our NEOs participate in the EICP. Eligibility to participate in the EICP is determined by the Committee and approved by the Board of Directors. Payouts are based on actual performance relative to predetermined performance objectives across a range of performance measures that an executive has the ability to impact. All incentive compensation is subject to review and approval by the Committee and the Board of Directors, both at the time of the setting of the performance objectives and at the time of payment of the award. In order to receive an incentive compensation award payout, an executive must be employed by us at the time of payout; provided, however, that in the event of death, disability or normal retirement after the age of 65 prior to such payout, the payout will be prorated for the portion of the calendar year up to the date of death, disability or retirement.

Incentive Opportunities: Annual incentive opportunities are expressed as a specified percentage of base salary. For each applicable performance measure, there are threshold (Level 1), target (Level 2), and maximum (Level 3) levels of performance objectives. For each performance measure, the payout for threshold (Level 1) performance is equal to 50% of the target (Level 2) performance payout, and the payout for maximum (Level 3) performance is equal to 150% of the target performance payout. The earned percentage is prorated for performance between levels. For example, if performance is halfway between Level 1 and Level 2, an NEO would receive his Level 1 award plus one-half of the additional award attributable to Level 2 achievement for that measure.

Aggregate annual incentive awards earned in excess of the Level 2 (target) amount are subject to certain limitations. Any percentage of base salary earned as incentive compensation in excess of the aggregate target amount is paid entirely in RSUs, which vest ratably over three years. This limitation is intended to give executives an opportunity to earn above-target payouts for superior performance and also to enhance executive stock ownership and the long-term retention incentive provided through RSU awards. The CEO’s aggregate incentive award for 2011 and 2012 was capped at the aggregate target (Level 2) incentive award, with no opportunity to earn above the target level. Commencing in 2013, the CEO’s aggregate incentive award is capped at 112.5% of the aggregate target (Level 2) incentive award.

Incentive Payouts: For each of the NEOs other than the CEO, the total incentive, when earned at the end of each year, is paid out 60% in cash and 40% in RSUs up to the aggregate target award level. Any award in excess of the aggregate target award level is paid entirely in RSUs. The Committee previously determined that since the CEO is already a significant stockholder, his annual incentive would be paid 70% in cash and 30% in RSUs. Beginning with the 2014 EICP awards, payable in 2015, the CEO’s award opportunity will be settled 60% in cash and 40% in RSUs like the other NEOs, also subject to the terms regarding above-target awards and award caps noted above. RSUs have no voting or dividend rights unless they become vested and are converted into shares of our Common Stock. We believe that payment of a portion of the annual incentive in RSUs better aligns our pay-mix with market practices and encourages each NEO to remain a major contributor to our future growth and success. The executive bears the market risk of the value of our Common Stock from the time the RSUs are first awarded until the time the RSUs vest.

Upon vesting, RSUs are converted into shares of our Common Stock or, at the election of the recipient, converted into cash based on the market price of our Common Stock on the date of vesting. We believe this cash settlement option preserves the long-term incentive of the RSU award and maintains the alignment of recipients’ interests with those of our stockholders, as the amount of cash to be received on vesting is tied to our stock price on the date of vesting. This cash option also helps to mitigate concerns of stockholder dilution resulting from annual equity grants under the EICP. For his RSUs vesting in March 2014, the CEO elected the cash settlement option, which the Committee believes is appropriate given the CEO’s significant stock ownership in the Company.

The EICP total target annual and long-term incentive opportunity for the CEO is 385% of base salary. In maintaining this target incentive level for the CEO, the Committee considered the peer group’s practices regarding the combined annual and long-term incentive awards for CEOs, noting that, according to Cook & Co.’s 2013 report, the median target bonus opportunity among the peer group was 100% of base salary and the median long-term incentive grant was 243% of base salary, for a combined average annual short and long-term incentive opportunity of 343% of base salary at the market median, and 362% at the 75th percentile. Thus, Cook & Co. advised the Committee that the CEO’s combined annual and long-term incentive opportunity of 385% was slightly above average, but reasonably consistent with the third quartile of the aggregate annual and long-term incentive opportunities among CEOs in our peer group, and not excessive in any way.

The aggregate annual incentive award earned that is allocable to RSUs is divided by the market price of our Common Stock on a predetermined date to set the number of RSUs awarded to each NEO. Fractional RSUs are not awarded, but paid in cash. RSUs granted to our NEOs are subject to a three-year ratable vesting schedule. One-third of the RSUs granted for 2013 performance will vest on each of the first, second and third anniversaries of the grant date, provided the executive is employed on the vesting date. The employment service requirement will be waived in the event of death, disability or normal retirement after the age of 65, and RSUs will immediately vest upon any such event.

Our CEO and our President are eligible to receive quarterly incentive payments under the EICP. Because the potential incentive payout for these two NEOs constitutes a substantial portion of their compensation, the Committee decided to spread the payout throughout the year. Quarterly payments are based on the total incentive award projected for the year based on year-to-date performance following the end of each of the first three quarters of the year. The amount payable for any quarter is discounted by 20%, and then pro-rated by the percentage of the annual incentive to be paid in cash. Amounts paid in prior quarters are subtracted from payments due in subsequent quarters. The total cash incentive awards earned by our CEO and by Mr. Pozzi for 2013 performance were $5,390,000 and $468,000, respectively. Of these amounts, $3,234,000 and $280,800 were paid to our CEO and Mr. Pozzi, respectively, for the first three quarters of 2013, and the remaining cash incentive payments of $2,156,000 and $187,200, respectively, were made in February 2014.

Performance Measures: The Committee generally establishes specific performance measures and the corresponding levels of performance objectives for each of our NEOs after consideration of our annual corporate plan and after review of recommendations from the Management Compensation Committee. The specific performance measures and performance objectives for the 2013 EICP were approved in February 2013 and communicated to the NEOs in March 2013. With a couple exceptions, we used the same performance measures for our NEOs in 2013 as in 2012, although the goals associated with those measures were adjusted to reflect changes in performance expectations. For 2013, the performance measure Five-Year Average Consolidated GAAP Operating Income (as a percentage of stockholders’ dividends) replaced Five-Year Average Adjusted After-Tax Net Gain from Operations (as a percentage of stockholders’ dividends). This measure is used for all of the NEOs except Mr. Behrens. With respect to Mr. Behrens, two performance measures used in prior years, IMG Weighted Life Sales and Direct Marketing Weighted Life Sales, were combined into a single measure, Combined IMG and Direct Marketing Weighted Life Sales. Last, for Mr. Ostergren, a new performance measure was added, the Number of Multiple Line Exclusive Agents.

NEOs are reasonably likely to meet some, but not all, Level 1 objectives. The Committee considers Level 2 objectives to be aggressive, or stretch targets. Level 3 objectives are established at levels above the expected achievement associated with a particular performance measure. Achievement of an aggregate Level 2 payout generally means that the NEO’s performance has met yearly objectives established under the EICP.

Performance measures used in the 2013 EICP are listed and explained below. Specific performance measures and their relative weight are selected for each participant in the EICP based on the financial and operational measures that he has the ability to impact. Not all measures are used for every NEO, and many of the same measures are used for measuring the performance of EICP participants who are not NEOs.

1.	Consolidated Operating Revenues. This is total revenues less amounts reported as realized gains and losses.
2.	Five-Year Average Consolidated GAAP Operating Income (as a percentage of stockholders’ dividends). This is average consolidated GAAP operating income for the five-year period ending December 31, 2013.

3.	Return on Equity from Insurance Lines (adjusted for unusual items). This is after-tax net gain from operations for the insurance lines (adjusted for unusual items) divided by the equity assigned to the insurance lines.
4.	Total Corporate Return on Equity: This is adjusted gain divided by total stockholder equity. Adjusted gain is consolidated net income adjusted for unusual items.
5.	Weighted Direct Earned Premium: This is the total weighted direct earned premium, which is premium income to us that is weighted in accordance with industry standards for measuring premium. Pursuant to such standards, recurring premiums are weighted at 100%; single life premiums, excess life premiums, and annuity deposits are weighted at 10%; and credit insurance premiums are weighted at 15% of the actual amount received. Direct earned premium refers to premium actually received.
6.	Home Office Expenses: This is the actual controllable non-distribution related operating expenses for our home office in Galveston, Texas, and our San Antonio and League City, Texas operations.
7.	Total ML Weighted Life Sales: This is the total Multiple Line (“ML”) annualized premium on paid life sales by our ML distribution channel, weighted in accordance with industry standards for measuring premium.
8.	ML P&C Direct Written Premium: This is the total property and casualty direct written premium through our ML distribution channel.
9.	ANPAC Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes for American National Property and Casualty Company and its subsidiaries.
10.	Total ML Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes for American National Property and Casualty Company and its subsidiaries, the Farm Family life and property and casualty companies and the ML distribution channel.
11.	Farm Family P&C Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes for the Farm Family property and casualty companies.
12.	ML Life Gain from Operations before FIT: This is the ML GAAP gain from operations before federal income taxes, including life, annuity and health insurance products sold through our ML distribution channel.
13.	Number of Multiple Line Exclusive Agents. This is the number of licensed, exclusive independent contractor agents within our Multiple Line marketing division.
14.	Combined IMG and Direct Marketing Weighted Life Sales: This is the annualized premium on paid life sales by our Independent Marketing Group (“IMG”) and Direct Marketing distribution channels, weighted in accordance with industry standards for measuring premium.
15.	IMG Annuity Statutory Reserves: This is IMG annuity statutory reserves plus IMG deposit-type liabilities.
16.	Combined IMG and Direct Marketing – Marketing Expense Ratio: This is the combined adjusted marketing expense of IMG and Direct Marketing as a percentage of the combined total target expense for these distribution channels.
17.	Combined IMG and Direct Marketing Gain from Operations Before FIT: This is the combined IMG and Direct Marketing profit before federal income taxes.
18.	IMG Annuity Sales: This is the total collected annuity deposits from sales generated from IMG.
19.	Combined IMG and Direct Marketing Weighted Life Direct Earned Premium: This is combined life direct earned premium income to us generated from IMG and Direct Marketing, weighted in accordance with industry standards for measuring premium.

In assessing actual performance against relevant performance objectives, the Committee may make adjustments for extraordinary occurrences in a particular year that are not expected to recur. For 2013, the Committee approved adjustments to final results relating to four performance measures to account for certain nonrecurring items as follows: Total ML Gain from Operations before FIT and ML Life Gain from Operations before FIT were increased by $1.1 million; Home Office Expenses were decreased by $3.0 million; and Combined IMG and Direct Marketing Gain from Operations before FIT was decreased by $0.7 million. In addition, the amount of an incentive award payable based on performance measures unrelated to earnings is reduced by 50% of the calculated amount if Return on Equity from Insurance Lines falls below a specified level. No such 50% reduction was required for our NEOs during 2013.

The tables below show the performance measures and their approximate relative weightings as a percentage of the total incentive opportunity for each NEO during 2013.

2013 Annual Incentive Performance Measures and Approximate Weightings

For Messrs. Moody, Pozzi and Dunn

Performance Measure	Moody	Pozzi	Dunn
Consolidated Operating Revenues	20%	21.9%	20%
Five-Year Average Consolidated GAAP Operating Income	20%	12.4%	10%
Return on Equity from Insurance Lines	20%	21.9%	20%
Total Corporate Return on Equity	20%	21.9%	20%
Weighted Direct Earned Premium	20%	21.9%	20%
Home Office Expenses	—	—	10%

2013 Annual Incentive Performance Measures and Approximate Weightings For Mr. Ostergren

Total ML Weighted Life Sales	10%
ML P&C Direct Written Premium	20%
ANPAC Gain from Operations before FIT	20%
Total ML Gain from Operations before FIT	15%
Farm Family P&C Gain from Operations before FIT	10%
ML Life Gain from Operations before FIT	5%
Five-Year Average Consolidated GAAP Operating Income	10%
Number of Multiple Line Exclusive Agents	10%

2013 Annual Incentive Performance Measures and Approximate Weightings For Mr. Behrens

Combined IMG & Direct Marketing Weighted Life Sales	23.8%
IMG Annuity Statutory Reserves	9.5%
Combined IMG & Direct Marketing—Marketing Expense Ratio	23.8%
Combined IMG & Direct Marketing Gain from Operations before FIT	23.8%
IMG Annuity Sales	9.5%
Combined IMG & Direct Marketing Weighted Life Direct Earned Premium	9.5%

The next table shows each performance measure and the Level 1, Level 2 and Level 3 goals associated with each, along with actual 2013 performance with respect to each performance measure. Information regarding our performance measures is provided in the limited context of our EICP and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Performance Measure	Level 1	Level 2 (Target)	Level 3	2013 Actual
Consolidated Operating Revenues	$2.70 billion	$2.80 billion	$2.90 billion	$3.00 billion
Five-Year Average Consolidated GAAP Operating Income	100% of stockholders’ dividend	125% of stockholders’ dividend	150% of stockholders’ dividend	152% of stockholders’ dividend
Return on Equity from Insurance Lines	6.05%	6.80%	7.55%	7.66%
Total Corporate Return on Equity	5.00%	5.75%	6.50%	11.68%
Weighted Direct Earned Premium	$1.87 billion	$1.92 billion	$1.97 billion	$1.94 billion
Home Office Expenses	$138.0 million	$136.0 million	$134.0 million	$134.5 million
Total ML Weighted Life Sales	$17.5 million	$18.5 million	$19.5 million	$21.2 million
ML P&C Direct Written Premium	$1.051 billion	$1.083 billion	$1.115 billion	$1.064 billion
ANPAC Gain from Operations before FIT	$5.80 million	$11.5 million	$17.2 million	$28.1 million
Total ML Gain from Operations before FIT	$39.2 million	$60.8 million	$82.4 million	$84.4 million

Performance Measure	Level 1	Level 2 (Target)	Level 3	2013 Actual
Farm Family P&C Gain from Operations before FIT	$8.4 million	$16.8 million	$25.2 million	$26.3 million
ML Life Gain from Operations before FIT	$25.0 million	$32.5 million	$40.0 million	$27.8 million
Number of Multiple Line Exclusive Agents	1,225	1,275	1,325	1,299
Combined IMG and Direct Marketing Weighted Life Sales	$25.0 million	$28.0 million	$31.0 million	$46.0 million
IMG Annuity Statutory Reserves	$9.15 billion	$9.30 billion	$9.45 billion	$9.66 billion
Combined IMG & Direct Marketing—Marketing Expense Ratio	190%	172%	154%	163%
Combined IMG & Direct Marketing Gain from Operations before FIT	$74.0 million	$82.0 million	$90.0 million	$84.1 million
IMG Annuity Sales	$340.0 million	$380.0 million	$420.0 million	$643.9 million
Combined IMG & Direct Marketing Weighted Life Direct Earned Premium	$158.0 million	$163.0 million	$168.0 million	$178.7 million

An NEO’s aggregate incentive opportunity is equal to the sum of the incentive opportunities tied to the specific performance measures applicable to that individual. As noted above, incentive opportunities are expressed as a percentage of base salary.

Following the completion of the 2013 performance year, the Committee assessed the performance of the NEOs against the objectives established at the beginning of the year to determine the aggregate incentive award payable to each. The actual aggregate EICP awards earned for 2013 by the NEOs ranged from 112.5% to 142.6% of their respective EICP target opportunities, with 60% of such awards settled in cash and 40% in RSUs (70% cash and 30% RSUs for the CEO), with a three-year vesting schedule, up to the aggregate target award level. For NEOs earning an aggregate EICP award in excess of the aggregate target award level, the excess was paid entirely in RSUs.

The following table shows how each NEO performed relative to his aggregate Level 1 and Level 2 (target) award opportunities under the 2013 EICP.

2013 Potential Aggregate Incentive Opportunities

for the NEOs Compared to Actual Aggregate Incentive Award Earned

Name	Level 1		Level 2 (Target)		Actual Aggregate Incentive Award Earned*
	As a % of Salary	As $ Amount	As a % of Salary	As $ Amount	As a % of Salary	As $ Amount*	As a % of Target EICP
Robert L. Moody, Sr.	192.5%	$3,850,000	385%	$7,700,000	433%	$8,662,500	112.5%
James E. Pozzi	60%	$390,000	120%	$780,000	171%	$1,112,105	142.6%
Gregory V. Ostergren	50%	$270,047	100%	$540,094	127%	$687,711	127.3%
David A. Behrens	52.5%	$240,188	105%	$480,375	142%	$648,020	134.9%
John J. Dunn, Jr.	50%	$188,750	100%	$377,500	142%	$535,563	141.9%

*	As noted above, the maximum incentive award for the Chairman and CEO was limited to 112.5% of his aggregate Level 2 award opportunity.

The following table shows the portion of the actual aggregate incentive award paid in cash, the portion converted to RSUs, and the number of RSUs issued pursuant to the 2013 EICP. Because March 1, the usual payment date, of this year was a Saturday, these awards were made effective March 3, 2014 based on a stock price of $113.49 per share, the closing price of our Common Stock on February 28, 2014:

Name	Total 2013 EICP Award Earned	Paid in Cash		Converted to RSUs		Number of RSUs Awarded
Robert L. Moody, Sr.	$8,662,500	$5,390,000	(62%)	$3,272,500	(38%)	28,835
James E. Pozzi	$1,112,105	$468,000	(42%)	$644,105	(58%)	5,675
Gregory V. Ostergren	$687,711	$324,056	(47%)	$363,655	(53%)	3,204
David A. Behrens	$648,020	$288,225	(44%)	$359,795	(56%)	3,170
John J. Dunn, Jr.	$535,563	$226,500	(42%)	$309,063	(58%)	2,723

Long-Term Incentive Compensation

The American National Insurance Company 1999 Stock and Incentive Plan (the “1999 Plan”) is administered by the Committee. Until 2010, we made grants only of restricted stock and freestanding stock appreciation rights under the 1999 Plan. Commencing in 2010, performance-based grants of RSUs have been made under the 1999 Plan based on the achievement of performance objectives under the EICP. For the 2013 EICP, the number of RSUs issued to the NEOs in accordance with the satisfaction of applicable performance measures under such plan is shown in the table immediately above.

We intend to continue to make performance-based grants of RSUs under the 1999 Plan on an annual basis, by paying a portion of the annual incentive to our NEOs in RSUs. We believe that providing equity opportunities on an annual basis provides stronger retention incentives for our executive officers and mitigates pricing problems in a volatile market through more frequent grants. In addition, such opportunities improve our competitive positioning with respect to long-term incentive compensation.

Retirement Benefits

We maintain Company-sponsored retirement and deferred compensation plans for the benefit of our salaried employees, including our NEOs. These benefits are designed to assist in providing for the long-term financial security of our employees and their families. During 2013 and in prior years, we offered a qualified defined benefit pension plan and two non-qualified defined benefit pension plans. The general purpose of the non-qualified defined benefit pension plans was to restore curtailments of benefits under the qualified plan required to comply with the Internal Revenue Code of 1986, as amended (the “Code”). Each of these plans, and the benefits provided under each to the NEOs, is further discussed below in connection with the Pension Benefits table.

In July of 2013, management recommended, and the Committee approved, that we shift our retirement benefits from defined benefit pension plans to contributory defined contribution plans. In accordance with this recommendation, we amended our qualified and non-qualified defined benefit pension plans effective December 31, 2013 to freeze participation and future benefit accruals, with no additional years of service credit or salary increase credit thereafter. Benefits earned by eligible employees prior to such date are not affected, including any such benefits earned by eligible employees who are not vested as of such date but become fully vested thereafter. All employees are affected by these amendments, including the NEOs.

In connection with the freezing of the defined benefit pension plans, we adopted the American National Family of Companies Executive Supplemental Savings Plan (the “Executive Plan”), a nonqualified deferred compensation plan, effective January 1, 2014. The Executive Plan permits certain executives and highly compensated employees to defer a portion of their compensation that they would otherwise receive and to permit us to match such elective deferrals in the same manner as would be permitted under our qualified 401(k) Savings Plan in the absence of limitations imposed by the Code. The Executive Plan includes both employee deferral and Company contribution components. All of the NEOs participate in the Executive Plan. Certain other officers participate in another newly adopted nonqualified deferred compensation plan, the American National Family of Companies Supplemental Savings Plan, which does not include a Company contribution component.

Pursuant to the Executive Plan, participants may elect to defer a portion of their annual salary and certain performance-based compensation and bonuses. During each plan year, we will make a matching contribution equal to 100% of each participant’s deferral, up to four percent of his or her compensation for that year, reduced by the amount of any matching contribution made by us on behalf of such participant under the 401(k) Savings Plan for that year. In addition, we will make a non-elective contribution to the Executive Plan on behalf of each participant equal to two percent of his or her compensation for that year, reduced by the amount of any non-elective contribution made by us on behalf of the participant under the 401(k) Savings Plan for that year. Executive Plan participant deferrals and Company contribution amounts are deemed invested in the particular investment options selected by each participant.

The NEOs are also eligible to participate in our 401(k) Savings Plan, which is a Company-wide, tax-qualified retirement plan. The intent of the plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. Beginning with the 2014 plan year, we will make an annual matching contribution equal to 100% of each participant’s deferral, up to four percent of his or her compensation, and a non-elective contribution for all participants employed as of the last day of the plan year equal to two percent of his or her compensation earned for the year. As required, eligible pay under this plan is capped at Code annual limits.

Other Benefits

Basic health benefits, disability protection, life insurance and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Each of our NEOs, as well as all of our officers at the parent company of the level of vice president and above, participates in our Merit Plan, a medical plan that supplements our core medical insurance plan. The Merit Plan provides coverage for co-pays, deductibles, and other out-of-pocket expenses that are not covered by the core medical insurance plan. Benefits under the Merit Plan are taxable to the recipient only to the extent any such benefits are provided for medical expenses that would not be deductible by the recipient for federal income tax purposes.

Perquisites

During 2013, perquisites to our NEOs included benefits under the Merit Plan discussed immediately above; automobile allowances; club memberships; payment of certain life insurance premiums; and guest travel, lodging, leisure activities, and food and beverage at our business conferences and other events. The perquisites and benefits provided to each NEO during 2013 are included in the “All Other Compensation” column of the Summary Compensation Table and are reported in further detail in the “All Other Compensation Table—NEOs.”

Consideration of Risks from Compensation Policies and Practices

In early 2014, at the request of the Committee, Cook & Co. performed a review of our compensation policies and practices to determine whether those programs encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole. Based on this review, the Committee concluded that our compensation programs do not present any such material adverse risk. In reaching its conclusion, the Committee considered several features of our compensation programs that were cited by Cook and Co. as discouraging excessive or unnecessary risk taking. Among such features are the following:

•	appropriate pay philosophy, peer group for comparison purposes, and market positioning to support core business objectives;

•	conservative overall pay positioning of total direct compensation for most executive positions;

•	payment of 40% of any annual incentive awards earned in RSUs (30% for the Chairman and CEO prior to 2014) with three-year vesting;

•	effective balance in: (i) short- and long-term performance focus; (ii) corporate, business unit, and individual performance focus and measurement; and (iii) financial and non-financial performance measurements used that are well balanced between growth, profitability, return on capital, and other relevant measures in the industry;

•	a cap on non-equity incentive compensation payable to our executive officers;

•	the adoption of stock ownership guidelines and an incentive compensation clawback policy for executive officers; and

•	independent Committee oversight.

COMPENSATION COMMITTEE REPORT

The Board Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Board Compensation Committee, the Board Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K (incorporated by reference) and in this proxy statement to be delivered to stockholders.

Submitted by the Board Compensation Committee:

James D. Yarbrough, Chairman

Dr. Shelby M. Elliott

Summary Compensation Table

The following table sets forth all of the compensation awarded to or earned by the Named Executive Officers for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary (a)		Bonus (b)		Stock Awards (c)		Non-Equity Incentive Compensation (d)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (e)			All Other Compensation (f)			Total
Robert L. Moody, Sr., Chairman of the Board and Chief Executive Officer	2013 2012 2011	$ $ $	2,000,000 2,000,000 2,000,000	$ $ $	172 157 157	$ $ $	1,154,997 1,154,944 1,154,969	$ $ $	5,390,000 5,390,000 5,390,000	$ $ $	0 6,790,025 9,917,586	(1) (1)	$ $ $	331,221 409,102 481,863	(2) (2) (2)	$ $ $	8,876,390 15,744,244 18,944,550	(3) (3)

James E. Pozzi,(4) President and Chief Operating Officer	2013 2012 2011	$ $ $	650,000 594,142 465,759	$ $ $	138 136 136	$ $ $	959,698 142,590 93,124	$ $ $	468,000 408,485 279,455	$ $ $	545,565 1,167,924 882,520		$ $ $	74,678 38,088 20,504		$ $ $	2,698,079 2,351,365 1,741,498

Gregory V. Ostergren, Executive Vice President, Director of Multiple Line	2013 2012 2011	$ $ $	540,094 540,094 540,094	$ $ $	350 348 348	$ $ $	108,017 107,962 107,963	$ $ $	324,056 221,958 89,922	$ $ $	0 435,787 600,831		$ $ $	42,017 45,937 20,763		$ $ $	1,014,534 1,352,086 1,359,921

David A. Behrens, Executive Vice President, Independent Marketing Group	2013 2012 2011	$ $ $	457,500 450,000 450,000	$ $ $	138 136 136	$ $ $	96,042 94,467 89,996	$ $ $	288,225 279,000 261,732	$ $ $	36,446 311,539 347,037		$ $ $	23,091 20,906 18,924		$ $ $	901,442 1,156,048 1,167,825

John J. Dunn, Jr., Executive Vice President, Corporate Chief Financial Officer and Treasurer	2013 2012 2011	$ $ $	377,500 366,667 333,333	$ $ $	138 68 68	$ $ $	75,467 73,260 66,655	$ $ $	226,500 220,000 200,000	$ $ $	54,398 90,353 62,248		$ $ $	20,725 21,612 19,285		$ $ $	754,728 771,960 681,589

(1)	Includes in-service distributions from our non-qualified and qualified pension plans in the amounts of $6,617,346 and $6,442,364 for 2012 and 2011, respectively. The Committee considers such in-service payments to be distributions of benefits earned in prior years and, as such, does not consider such payments to be current year compensation for purposes of its evaluation of CEO pay in relation to competitive market practices or the Committee’s pay for performance analysis. See “Column (e) - Change in Pension Value and Nonqualified Deferred Compensation Earnings” below for further information.
(2)	Consists primarily of dividends on restricted stock, as shown in the All Other Compensation Table—NEOs below.
(3)	Excluding the effect of in-service distributions of pension benefits, Mr. Moody’s total compensation for 2012 and 2011 was $9,126,898 and $12,502,186, respectively.
(4)	Mr. Pozzi began serving as our President and Chief Operating Officer on May 1, 2012.

Column (a)—Salary. These amounts represent base salary, including any amount of base salary the NEO may have contributed to our 401(k) plan. Upon his promotion to President and Chief Operating Officer on May 1, 2012, Mr. Pozzi received a salary increase to $650,000 annually. Such salary was pro-rated during 2012 for the portion of the year in which he served in such role. Prior to such promotion, Mr. Pozzi served as our Senior Executive Vice President and Chief Administrative Officer.

Column (b)—Bonus. These amounts reflect an annual holiday bonus and, for Mr. Ostergren, an employee health and wellness bonus paid by a Company subsidiary.

Column (c)—Stock Awards. The values shown for each NEO represent the grant date fair value of conditional performance-based restricted stock units granted under the EICP during 2011, 2012 and 2013, but not issued until 2012, 2013 and 2014, respectively, based on the probable outcome (as of the grant date) of the performance based conditions applicable to the awards. For this purpose, the probable outcome is based on achievement at threshold performance levels (Level 1, as discussed in the Compensation Discussion and Analysis above), calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based on a closing stock price at the grant dates of February 24, 2011, February 23, 2012 and February 28, 2013 of $80.21, $74.15 and $80.37, respectively. NEOs are reasonably likely to meet some, but not all, Level 1 objectives. The amounts in the table do not correspond to the actual value that is ultimately recognized by the NEOs. See the Grants of Plan-Based Awards table below for further information on these performance-based restricted stock units. For Mr. Pozzi, this column also includes a grant date fair value of $803,700 for 10,000 shares of restricted stock awarded to him on February 28, 2013, with an effective date of March 1, 2013. These restricted shares will vest on March 1, 2023, assuming Mr. Pozzi’s continued employment at such time, or upon his earlier death, disability or retirement.

Column (d)—Non-Equity Incentive Plan Compensation. These amounts show the annual incentives paid in cash under the EICP for 2013, 2012 and 2011 performance. The amounts for 2013 are further described in the Compensation Discussion and Analysis section above and in the Grants of Plan-Based Awards table below.

Column (e)—Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the increase in the present value of each NEO’s benefits under our tax-qualified pension plan and nonqualified pension plans for the years shown. As noted in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, participation and future benefit accruals under these plans were frozen effective December 31, 2013. For 2013, Mr. Moody and Mr. Ostergren experienced decreases in their accrued pension benefits of $301,918 and $163,048, respectively, as a result of the effect of increased interest rates on the pension calculations. Conversely, for 2011 and 2012, some of our NEOs, including Mr. Moody, experienced an increase in accrued pension benefits greater than in other years as a result of the lower interest rate environment and the effect of such rates on the pension calculations. The interest rates used in this calculation are determined by the plans’ enrolled actuary. The 2013 decrease in accrued pension benefits for Mr. Moody includes the effect of in-service distributions totaling $6,669,669 from the Company’s non-qualified and qualified pension plans, which partially offset the decrease in pension value. The Pension Benefits Table below has more information. No part of any increase in accrued benefits reported in the Summary Compensation Table is the result of a decision to increase pay.

The Company does not pay above-market earnings on deferred compensation; therefore, no amounts are reported in this column for deferred compensation.

Column (f)—All Other Compensation. Amounts included in this column for 2013 are further detailed in the table that follows.

All Other Compensation Table—NEOs—2013

Name	Restricted Stock Dividends	Group Life Insurance Premium(1)	Subsidiary Compensation		Perquisites		Total
Robert L. Moody, Sr.	$308,000	$0	$0		$23,221	(2)(3)(4)	$331,221
James E. Pozzi	$30,800	$396	$0		$43,482	(2)(3)(4)(5)	$74,678
Gregory V. Ostergren	$0	$258	$20,000	(6)	$21,759	(2)(4)	$42,017
David A. Behrens	$0	$138	$0		$22,953	(2)(4)(7)	$23,091
John J. Dunn, Jr.	$0	$258	$0		$20,467	(2)(5)	$20,725

(1)	Represents imputed income from group life insurance premiums paid by the Company.
(2)	Includes our Merit Plan benefit, described in “Other Benefits” above. The Merit Plan is underwritten by National Western Life Insurance Company, of which Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer, and the controlling stockholder. Total premium and fees paid to National Western Life Insurance Company for all Merit Plan participants in 2013 was $1,756,873. As there is no individual underwriting or individual premium assessed in connection with the Merit Plan, the amount included in the table for this benefit ($20,417) is an average premium computed by dividing the total premium for all Merit Plan participants by the number of participants.
(3)	Includes an automobile allowance.
(4)	Includes guest travel, lodging, leisure activities, and/or food and beverage at our business conferences or other events.
(5)	Includes dining club membership.
(6)	Received as Chairman of the Board of the Farm Family insurance company subsidiaries.
(7)	Includes country club membership.

Grants of Plan-Based Awards

The following table has information about 2013 awards made under the EICP. Please see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis above for a more complete description of the EICP.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(h)	Grant Date Fair Value of Stock Awards (i)
Name	Grant Date (a)	Threshold (b)	Target (c)	Maximum (d)	Threshold (e)	Target (f)	Maximum (g)
Robert L. Moody, Sr.	2/28/13	$2,695,000	$5,390,000	$5,390,000	$1,155,000	$2,310,000	$3,272,500	28,856		$1,154,997
James E. Pozzi	2/28/13	$234,000	$468,000	$468,000	$156,000	$312,000	$702,000	6,362 10,000	$ $	155,998 803,700
Gregory V. Ostergren	2/28/13	$162,028	$324,056	$324,056	$108,019	$216,038	$486,085	1,848		$108,017
David A. Behrens	2/28/13	$144,113	$288,225	$288,225	$96,075	$192,150	$432,338	4,731		$96,042
John J. Dunn, Jr.	2/28/13	$113,250	$226,500	$226,500	$75,500	$151,000	$339,750	3,234		$75,467

Column (a)—Grant Date. This is the date upon which the incentive award opportunity was approved by the Board of Directors upon recommendation of the Board Compensation Committee. See the description of Columns (b)-(d) immediately below for further information regarding these incentive award opportunities.

Column (b)-(d)—Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. These columns include the threshold and target cash award opportunities for each NEO under the 2013 EICP that related to 2013 performance targets. Under this program, each NEO received an annual incentive award payable in a combination of cash and RSUs, with final payouts based on actual performance relative to predetermined performance objectives across a range of performance measures. Annual incentive opportunities were based on a percentage of base salary. For each applicable performance measure, there were generally three levels of performance objectives, with increased incentive opportunities associated with each level. Once a Level 1 performance objective was reached, the actual amount of the award was prorated toward each subsequent performance objective. For each NEO other than the Chairman and CEO, the annual incentive award was paid out 60% in cash, except that the entire portion of the award, if any, in excess of the aggregate Level 2 opportunities was paid in RSUs. The annual incentive award was paid out 70% in cash for the Chairman and CEO, and his incentive award was capped at 112.5% of his aggregate Level 2 opportunity, with the entire amount earned in excess of the Level 2 opportunity payable in RSUs. Cash incentive awards actually earned by the NEOs under the 2013 Executive Annual Incentive Compensation Program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Column (e)-(g)—Estimated Possible Payouts Under Equity Incentive Plan Awards. These columns include the dollar value of threshold and target RSU award opportunities for each NEO under the 2013 EICP. The actual number of RSUs awarded for 2013 performance equals the aggregate annual incentive award earned for 2013 that was allocable to RSUs divided by the closing price of our Common Stock on February 28, 2014. For each NEO, the annual incentive award earned was paid out 40% in RSUs (30% for the CEO), except that the entire portion of the award, if any, in excess of the aggregate Level 2 opportunities is paid in RSUs. The remainder of the incentive award is paid in cash. The number of RSUs actually awarded to the NEOs for 2013 performance is disclosed in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis above.

Column (h)—All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of RSUs issued to the NEOs in 2013 for 2012 performance attained under the 2012 EICP. Such RSUs vest annually in equal amounts over three years beginning March 1, 2014. For Mr. Pozzi, this column also includes 10,000 shares of restricted stock awarded to him on the date shown in column (a), with an effective date of March 1, 2013.

Column (i)—Grant Date Fair Value of Stock Awards. These amounts represent the grant date fair value of conditional performance-based RSU awards granted during 2013, but not issued until 2014, based on the probable outcome (as of the grant date) of the performance based conditions applicable to the awards. For information regarding the calculation of the grant date fair values shown, please see the notes to Column (c) of the Summary Compensation Table above. The grant date fair value of the RSU awards based on maximum performance across all applicable performance measures is as follows: For Mr. Moody, $3,272,425; for Mr. Pozzi, $701,952; for Mr. Ostergren, $486,078; for Mr. Behrens, $423,310; and for Mr. Dunn, $339,724. For Mr. Pozzi, this column also includes the grant date fair value of the 10,000 shares of restricted stock disclosed in column (h).

Outstanding Equity Awards at Year End

The following table has information about each Named Executive Officer’s outstanding equity awards at December 31, 2013, which consist of restricted stock, RSUs and stock appreciation rights (“SARs”). An SAR gives its owner the right to exercise the SAR and receive, at such time, a cash amount equal in value to the excess, if any, of the then fair market value of one share of our Common Stock over an amount (the “exercise price”) specified in the owner’s SAR agreement. SARs vest 20% per year over a five-year period beginning the first anniversary date of the grant. No SARs were awarded to our NEOs in 2011, 2012 or 2013.

	SAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable (a)	Number of Securities Underlying Unexercised SARs Unexercisable (b)		SAR Exercise Price (c)	SAR Expiration Date (d)		Number of Shares or Units of Stock That Have Not Vested (e)		Market Value of Shares or Units of Stock That Have Not Vested* (f)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (g)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (h)
Robert L. Moody, Sr.	—	—		—	—		50,000 50,000 21,481 28,856	[1] [2] [3] [4]	$ $ $ $	5,727,000 5,727,000 2,460,434 3,305,166	20,167	[5]	$2,309,928	[6]
James E. Pozzi	7,000	0	[7]	$116.48	5/1/2018	[8]	2,282 10,000 6,362	[3] [9] [4]	$ $ $	261,380 1,145,400 728,703	2,723	[5]	$311,892	[6]
Gregory V. Ostergren	5,000	0	[7]	$116.48	5/1/2018	[8]	557 1,848	[3] [4]	$ $	63,799 211,670	1,886	[5]	$216,022	[6]
David A. Behrens	1,000	0	[7]	$116.48	5/1/2018	[8]	1,622 4,731	[3] [4]	$ $	185,784 541,889	1,677	[5]	$192,084	[6]
John J. Dunn, Jr.	—	—		—	—		1,758 3,234	[3] [4]	$ $	201,361 370,422	1,318	[5]	$150,964	[6]

*	Based on an assumed stock price of $114.54, which was the closing price of our Common Stock on December 31, 2013.
[1]	Restrictions with respect to these shares of restricted stock lapse on May 1, 2015.
[2]	Restrictions with respect to these shares of restricted stock lapse on May 1, 2018.
[3]	These RSUs vest in two equal or substantially equal annual installments on March 1, 2014 and March 1, 2015.
[4]	These RSUs vest in three equal or substantially equal annual installments beginning on March 1, 2014.
[5]	This number represents the number of conditional performance-based RSUs awarded to each NEO under the 2013 EICP, assuming performance at target levels and a stock price of $114.54, the closing price of our Common Stock on December 31, 2013. These amounts do not correspond to the actual number of RSUs issued to the NEOs for 2013 performance. The actual number of RSUs issued to the NEOs in March 2014 were as follows: Mr. Moody—28,835 RSUs; Mr. Pozzi—5,675 RSUs; Mr. Ostergren—3,204 RSUs; Mr. Behrens—3,170 RSUs; and Mr. Dunn—2,723 RSUs.
[6]	The dollar amount shown is determined by multiplying the applicable number of RSUs shown in column (g) by $114.54, the closing price of our Common Stock on December 31, 2013.
[7]	These SARs became exercisable in five equal annual installments beginning May 1, 2009.
[8]	SARs expire five years from the date they become exercisable. The date shown represents the expiration of the final SARs to become exercisable under the particular award shown.
[9]	Restrictions with respect to these shares of restricted stock lapse March 1, 2023.

SAR Exercises and RSUs Vested

The following table provides information about SARs exercised by certain of our Named Executive Officers during 2013 and RSUs that vested during 2013.

	SARs Exercised		RSUs Vested
	Number of SARs Exercised (a)	Value Realized on Exercise (b)	Number of Shares Acquired on Vesting (c)	Value Realized on Vesting (d)
Robert L. Moody, Sr.	—	—	39,750	$3,181,988
James E. Pozzi	—	—	3,280	$262,564
Gregory V. Ostergren	2,000	$20,420	869	$69,563
David A. Behrens	5,000	$13,930	3,014	$241,271
John J. Dunn, Jr.	—	—	1,360	$108,868

Column (a)—Number of SARs Exercised. These numbers represent the total number of SARs exercised by the individual during 2013.

Column (b)—Value Realized on Exercise. These amounts represent the aggregate dollar value realized by the individual during 2013 upon the exercise of SARs. The amount realized upon the exercise of an SAR is the excess of the fair market value of one share of our Common Stock on the date of exercise over an amount (the “exercise price”) specified in the individual’s SAR agreement.

Column (c)—Number of Shares Acquired on Vesting. These numbers represent the number of shares of our Common Stock acquired by the individual upon the vesting of RSUs during 2013. The number of shares shown in this column does not reflect any withholding of shares that may have been directed by the individual for tax purposes.

Column (d)—Value Realized on Vesting. These amounts represent the aggregate dollar value realized upon the vesting of RSUs, based on a share price of $80.05, the closing price of our common stock on March 1, 2013, the date of vesting.

Pension Benefits

The following table provides information regarding benefits under the American National Employees Retirement Plan (the “Qualified Plan”), the American National Insurance Company (“ANICO”) Nonqualified Retirement Plan, and the ANICO Nonqualified Retirement Plan for Certain Salaried Employees. As noted in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, participation and future benefit accruals under these defined benefit pension plans were frozen effective December 31, 2013, with no additional years of service credit or salary increase credit thereafter.

Name	Plan Name (a)	Number of Years of Credited Service (b)	Present Value of Accumulated Benefit (c)		Payments During Last Fiscal Year (d)
Robert L. Moody, Sr.	Qualified Plan Nonqualified Retirement Plan	31.6 45.0	$ $	1,273,714 57,400,918	$ $	136,688 6,532,986
James E. Pozzi	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	35.0 35.0	$ $	1,380,577 3,602,418	$ $	0 0
Gregory V. Ostergren	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	23.18 23.18	$ $	734,505 1,944,079	$ $	0 0
David A. Behrens	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	15.0 15.0	$ $	328,021 878,939	$ $	0 0
John J. Dunn, Jr.	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	3.33 3.33	$ $	96,829 113,170	$ $	0 0

Column (a)—Plan Name. This column identifies the pension plans in which each NEO participates. Further information regarding each plan is provided below in this section.

Column (b)—Number of Years of Credited Service. This column represents the number of years of service that are used to calculate the NEO’s benefit under each plan, as of December 31, 2013. In connection with the freezing of these plans effective December 31, 2013, no additional years of service will be credited after such date.

Column (c)—Present Value of Accumulated Benefit. The present value of the accumulated benefit under each plan is calculated using the December 31, 2012 FASB ASC 715 disclosure assumptions as follows: (a) discount rate of 4.6%, (b) 1994 Group Annuity Mortality table, and (c) the calculated present value at age 65 is discounted with interest only to the current age.

Column (d)—Payments During Last Fiscal Year. This column represents in-service distributions of benefits paid from the plans shown. The amount of such distributions was determined according to the terms of the plan for a life payout.

The Qualified Plan. The Qualified Plan covers substantially all employees and officers of American National Insurance Company as of December 31, 2013 and provides benefits based on the participant’s years of service and compensation, which for purposes of the Qualified Plan have been frozen as of such date. The monthly benefit payable under the plan at normal retirement age (usually age 65) equals:

•	1.667 % of the employee’s final average pay times years of service (up to 35 years) at December 31, 2013,

•	Less a “Social Security offset” amount equal to 0.7% (0.65% for Year of Birth after 1954) times the “Social Security covered pay.”

For purposes of this calculation, “final average pay” is the average of the employee’s pay for the sixty consecutive months prior to December 31, 2013 that produces the highest average (out of the prior ten years). Pay includes base salary, overtime, bonus incentives, stock dividends paid on restricted stock awards prior to the vesting of such awards, and gains on SAR exercises and vesting of restricted stock awarded before July 25, 2002. Pay does not include gains on SAR exercises and vesting of restricted stock or RSUs awarded on or after July 25, 2002, or other extraordinary items. In addition, “Social Security covered pay” is one-twelfth of the average of the Social Security wage bases for the thirty-five year period ending when the employee reaches Social Security retirement age. The wage base is the maximum amount of pay for a year for which Social Security taxes are paid. Social Security retirement age is between age 65 and 67, depending on the employee’s date of birth.

The benefit formula determines the employee’s monthly benefit as a life annuity (that is, monthly payments until the employee dies). Unless special IRS rules apply, benefits are not paid before employment ends, or age 70  1⁄2 if sooner and if elected by the employee.

Instead of taking a life annuity, the employee may elect to receive:

•	a 50%, 66 2/3%, 75% or 100% joint and survivor annuity (the employee receives a smaller benefit for life, and the employee’s designated survivor receives a benefit of 50%, 66 2/3%, 75% or 100% of the reduced amount for life), or

•	a 10, 15 or 20 year period certain and life annuity benefit (the employee receives a smaller benefit for life and, if the employee dies before the selected period, the employee’s designated survivor receives the reduced amount until the end of the period), or

•	a lump sum benefit, if eligible under the plan (most management/professional employees would be).

If an employee chooses one of these benefit options, the plan actuary uses the interest rate assumptions and mortality tables specified in the plan to adjust the benefit so it has the same value as the life annuity, as determined on an actuarial basis.

An employee whose employment ends before age 65 may begin benefit payments as early as age 55, if the employee had at least twenty years of vesting service; however, benefits may not begin before employment terminates. The plan actuary reduces this “vested” benefit below the level of the age 65 benefit to account for early commencement, so the benefit remains the actuarial equivalent of a benefit beginning at age 65.

If an employee retires after age 55 with at least twenty years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. Mr. Pozzi and Mr. Ostergren are eligible for early retirement. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Moody is over 70  1⁄2 and is receiving in-service retirement benefits.

ANICO Nonqualified Retirement Plan for Certain Salaried Employees and the ANICO Nonqualified Retirement Plan (together, the “Excess Benefit Plans”). Benefits under the Qualified Plan are limited by the Code. Our Board of Directors believes we should pay our employees the total pension benefit they have earned, without imposing these Code limits. Therefore, like many large companies, we have nonqualified “excess” benefit plans that make up the difference between the benefit determined under the Qualified Plan formula, without applying these limits, and the benefit actually payable under the Qualified Plan, taking these limits into account. To the extent that any individual’s annual retirement income benefit under the Qualified Plan exceeds the maximum amount payable from such plan, it is paid from one of the Excess Benefit Plans, provided the individual is covered by one of such plans. Payment is made from our general assets and not from the assets of the Qualified Plan. Effective December 31, 2013, participation and future benefit accruals under the Excess Benefit Plans were frozen, with no additional years of service credit or salary increase credit.

Mr. Moody is the only NEO who is a participant in the ANICO Nonqualified Retirement Plan. Pursuant to the ANICO Nonqualified Retirement Plan, Mr. Moody is provided benefits not provided to the other NEOs under the ANICO Nonqualified Retirement Plan for Certain Salaried Employees. Such benefits are a higher maximum on years of service counted for benefit service (45 years versus 35 years for other plan participants) which could potentially increase benefits by as much as 28.5%; a guarantee of benefit continuation for 21 years after retirement benefits commence, in the event of death during that period; inclusion of service on our Board of Directors or service with a company acquired by us for pension benefit purposes; and the right to receive retirement benefits beginning at age 65 while in service as our employee, in lieu of an actuarially enhanced benefit deferred until the actual service termination date.

Under the Excess Benefit Plans, if an employee retires after age 55 with at least twenty years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. Mr. Pozzi and Mr. Ostergren are eligible for early retirement under the Excess Benefit Plan in which they participates. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Moody is over 70  1⁄2 and is receiving in-service retirement benefits from the Excess Benefit Plan in which he participates.

Nonqualified Deferred Compensation

Directors of certain of our Farm Family subsidiaries are eligible to participate in the Farm Family Holdings, Inc. 409A Directors’ Deferred Compensation Plan (the “Current Farm Family Plan”), which became effective on January 1, 2005. Prior to the effectiveness of the Current Farm Family Plan, the Farm Family subsidiary directors were eligible to participate in the Farm Family Holdings, Inc. Directors’ Deferred Compensation Plan, which was frozen as of December 31, 2004 (the “Frozen Farm Family Plan”).

Mr. Ostergren is the only NEO eligible to participate in such plans who has elected to participate. During 2013, Mr. Ostergren earned a total of $20,000 in compensation from the Farm Family insurance companies for his service as Chairman of the Board of each such company, which amount he elected to defer under the Current Farm Family Plan. We do not contribute any amounts to these plans other than amounts elected to be deferred by a director. There were no other nonqualified deferred compensation plans in which any NEO participated during 2013.

Deferred compensation under both the Current Farm Family Plan and the Frozen Farm Family Plan accrues interest each month at the “Prime Rate” published in the “Money Rates” section of the Wall Street Journal on the first day of the calendar quarter containing such month. Under the Current Farm Family Plan, a director may elect to receive distributions from the plan only in a single lump sum. Under the Frozen Farm Family Plan, a director may elect to receive distributions from the plan in a lump sum or in five, ten or fifteen equal annual installments.

The following table provides information regarding Mr. Ostergren’s participation in the Current Farm Family Plan and the Frozen Farm Family Plan:

Plan	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year
Frozen Farm Family Plan	$0		$0	$3,175	$0	$99,429
Current Farm Family Plan	$20,000	(2)	$0	$6,575	$0	$216,768

(1)	These earnings are not above-market or preferential and thus are not reported in the Summary Compensation Table.
(2)	This amount is included in column (f) (All Other Compensation) of the Summary Compensation Table for Mr. Ostergren.

Potential Payments Upon Termination or Change in Control

We do not have employment contracts, severance agreements, salary continuation agreements or severance plans with the NEOs. This section describes and quantifies certain compensation that would become payable under existing plans and arrangements if an NEO’s employment had terminated on December 31, 2013, given each NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date, which was $114.54.

Restricted Stock and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, shares of restricted stock issued to Mr. Moody and Mr. Pozzi vest upon death, disability, or upon retirement with the consent of the Board of Directors. Such shares are forfeited upon other termination of employment. In addition, such shares vest upon a change of control of our company. For purposes of the 1999 Plan, a change of control occurs if (i) there is a change in ownership of our outstanding securities which causes any person other than The Moody Foundation to become the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities then entitled to vote for the election of directors; (ii) the Board of Directors approves the sale of all or substantially all of our assets; or (iii) the Board of Directors approves any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of an event described in clause (i) above.

The aggregate market value of unvested restricted stock as of December 31, 2013 for Mr. Moody was $11,454,000 and for Mr. Pozzi was $1,145,400. The other NEOs had no restricted stock issued to them as of December 31, 2013.

SARs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, SARs vest upon death or retirement at or after attaining the age of 65. SARs are no longer exercisable in the event of any other termination of employment. In addition, all SARs vest immediately upon a change of control of our company. The events constituting a change of control are described immediately above under “Restricted Stock and Termination of Employment.”

Assuming a change of control of our company or a termination by reason of death or retirement on December 31, 2013, Messrs. Pozzi, Ostergren and Behrens would not have been entitled to receive any amounts upon the exercise of their SARs that were then exercisable, because the closing price of our Common Stock on such date was less than the exercise price of all outstanding SARs granted to them. Mr. Moody and Mr. Dunn had no SARs issued to them as of December 31, 2013.

RSUs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, RSUs vest by either, at the election of the recipient (i) converting to shares of our Common Stock on a one-for-one basis upon the officer’s death or disability or upon the officer’s retirement at or after attaining the age of 65, or (ii) converting into cash based on the market price of our Common Stock on the date of any such event. If the officer’s employment with us terminates for any other reason prior to the vesting of any RSUs, all of such RSUs are forfeited. In addition, all RSUs vest immediately upon a change of control of our company. The events constituting a change of control are described above under “Restricted Stock and Termination of Employment.”

Assuming a change of control of our company or a termination by reason of death, retirement or disability on December 31, 2013, the RSUs issued to certain of our NEOs pursuant to the 2011 and 2012 EICPs would convert to shares of our Common Stock. As of such date, each of NEOs who received RSUs pursuant to such programs would have received the following number of shares of our Common Stock with the following market value, or a cash payment equal to such market value:

Name	No. of Shares of Common Stock	Market Value
Robert L. Moody, Sr.	50,337	$5,765,600
James E. Pozzi	8,644	$990,084
Gregory V. Ostergren	2,405	$275,469
David A. Behrens	6,353	$727,673
John J. Dunn, Jr.	4,992	$571,784

Pension Benefits

The Pension Benefits table above describes the general terms of each pension plan in which the NEOs participate, the years of credited service, and the present value of accumulated benefits under these plans as of December 31, 2013. The following table describes the estimated benefits that would have been due to our NEOs under the Qualified Plan and under the Excess Benefit Plans in the event of any of such executive’s termination of employment as of December 31, 2013:

Qualified Plan

Name	Potential Payout on Retirement or Voluntary Termination 12/31/13 (a)	Potential Payout if Terminated Upon Disability 12/31/13 (b)	Potential Payout if Terminated Upon Death 12/31/13 (c)	Potential Payout if Terminated Involuntarily 12/31/13 (d)
Robert L. Moody, Sr.	$1,267,784	$1,267,784	$658,560	$1,267,784
James E. Pozzi	$1,380,577	$1,380,577	$1,339,760	$1,380,577
Gregory V. Ostergren	$734,505	$734,505	$848,938	$734,505
David A. Behrens	$328,021	$328,021	$707,184	$328,021
John J. Dunn, Jr.	$0	$96,829	$157,507	$0

Excess Benefit Plans

Name	Potential Payout on Retirement or Voluntary Termination 12/31/13 (a)	Potential Payout if Terminated Upon Disability 12/31/13 (b)	Potential Payout if Terminated Upon Death 12/31/13 (c)	Potential Payout if Terminated Involuntarily 12/31/13 (d)
Robert L. Moody, Sr.	$57,400,918	$57,400,918	$45,800,325	$57,400,918
James E. Pozzi	$3,602,418	$3,602,418	$3,495,913	$3,602,418
Gregory V. Ostergren	$1,944,079	$1,944,079	$2,246,960	$1,944,079
David A. Behrens	$878,939	$878,939	$1,894,914	$878,939
John J. Dunn, Jr.	$0	$113,170	$184,087	$0

Column (a)—Potential Payout on Retirement or Voluntary Termination

This column shows the potential payout that would have been made upon the retirement or voluntary termination of each NEO on December 31, 2013. The “potential payout” refers to the actuarial present value of the benefit payable. As explained in connection with the Pension Benefits table above, Mr. Moody is currently receiving in-service distributions under both the Qualified Plan and the Excess Benefit Plan, and Mr. Pozzi and Mr. Ostergren are currently eligible for early retirement under both the Qualified Plan and the Excess Benefit Plan. In the case of Mr. Moody, he would have been eligible to receive his accumulated benefit upon retirement or voluntary termination on December 31, 2013. Mr. Pozzi and Mr. Ostergren would have been eligible to receive the early retirement benefit disclosed in column (a). The early retirement benefit represents an actuarially reduced value of Mr. Pozzi’s and Mr. Ostergren’s accumulated benefits, calculated based upon a reduced percentage of their deferred benefits at age 65, as specified under the applicable plans, which percentage varies depending on the number of years of age prior to 65. At December 31, 2013, the applicable reduced percentage of deferred benefits for Mr. Pozzi was 87.8%, and the applicable reduced percentage of deferred benefits for Mr. Ostergren was 64.3%.

Column (b)—Potential Payout if Terminated Upon Disability

This column shows the potential payout that would have been made upon the disability of any of the NEOs on December 31, 2013. The “potential payout” refers to the actuarial present value of the benefit payable. In the event of total disability prior to age 65, no additional benefits become immediately payable, unless the individual is entitled to retirement at the time of disability. Total disability must be validated by approval for Social Security disability. Had the employment of Mr. Moody been terminated by disability on December 31, 2013, he would be entitled to his accumulated benefit. In the case of the disability of Mr. Pozzi or Mr. Ostergren on December 31, 2013, each would have been entitled to his early retirement benefit.

Column (c)—Potential Payout if Terminated Upon Death

This column shows the potential payout that would have been made upon the death of any of the NEOs on December 31, 2013. The “potential payout” refers to the actuarial present value of the benefit payable. This amount represents the value of a surviving spouse’s benefit as determined based upon a percentage of the accrued or projected benefit at age 65, as specified in the applicable plans. In the case of an individual who has already commenced receiving benefits under the plans, any surviving spouse’s benefit would be according to the form of payment elected at retirement. Mr. Moody has a guaranteed period of twenty-one years under the applicable Excess Benefit Plan that would provide a surviving spouse’s benefit based on the remaining portion of such period since benefit commencement. In the event of death prior to retirement, a pension is available for the surviving spouse for the life of the spouse that would be at most 75% of the NEO’s projected monthly pension at age 65. Eligibility for this death benefit requires that the executive have been at least age 45 at the time of death and have age plus years of service equal to at least 55.

Column (d)—Potential Payout if Terminated Involuntarily

This column shows the potential payout that would have been made upon the involuntary termination of any the NEOs on December 31, 2013. The “potential payout” refers to the actuarial present value of the benefit payable. Please see the explanation provided above in connection with Column A—Potential Payout on Retirement or Voluntary Termination. No special benefits are triggered by involuntary termination.

Director Compensation

The following table has information about the 2013 compensation of our directors and advisory directors, other than Mr. Moody and Mr. Pozzi.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total
Directors
Arthur O. Dummer	$57,500	$60,038	$23,676	$141,214
Shelby M. Elliott	$57,500	$60,038	$24,334	$141,872
Russell S. Moody	$47,500	$60,038	$14,338	$121,876
William L. Moody, IV	$47,500	$60,038	$18,010	$125,548
Frances A. Moody-Dahlberg	$47,500	$60,038	$130,112	$237,650
Frank P. Williamson(1)	$62,000	$60,038	$21,607	$143,645
James D. Yarbrough	$64,500	$60,038	$29,514	$154,052

Name	Fees Earned or Paid in Cash (a)		Stock Awards (b)	All Other Compensation (c)		Total
Advisory Directors
G. Richard Ferdinandtsen	$300,172	(2)	$0	$143,667	(3)	$443,839
Irwin M. Herz, Jr.	$47,500		$60,038	$56,281		$163,819
R. Eugene Lucas	$47,500		$60,038	$13,820		$121,358
E. Douglas McLeod	$47,500		$60,038	$36,515		$144,053
Robert L. Moody, Jr.(4)	$47,500		$60,038	$58,590		$166,128

(1)	Mr. Williamson served as a director until his death in August 2013.
(2)	In addition to serving as an advisory director, Mr. Ferdinandtsen is employed by us as our Vice Chairman of the Board at an annual salary of $300,000. The amount shown includes an annual holiday bonus in the amount of $172. As an employee advisory director, Mr. Ferdinandtsen does not receive any board fees, nor any long-term incentive compensation for such service. Mr. Ferdinandtsen, who retired as our President and Chief Operating Officer effective May 1, 2012, continues to participate in our Merit Plan, as well as our regular benefit plans and programs available to executives and employees. For 2013, Mr. Ferdinandtsen experienced a decrease in his accrued pension benefits of $76,168, which includes the effect of in-service distributions totaling $1,525,034.
(3)	Consists primarily of dividends on restricted stock, as shown in the All Other Compensation Table—Directors below.
(4)	Please see the section below entitled “Certain Relationships and Related Transactions” for a discussion of agent-related compensation paid to Robert L. Moody, Jr., primarily through his wholly-owned insurance agency, Moody Insurance Group, Inc.

Column (a)—Fees Earned or Paid in Cash. We pay cash compensation for service as a director or advisory director only to those individuals who are not our employees. Such directors and advisory directors each receive a $40,000 annual retainer, plus $1,500 per meeting attended. Such directors also receive $1,250 for each Executive Committee meeting attended. Members of the Compensation Committee and Nominating Committee receive a $2,000 annual retainer per committee, plus $1,000 per meeting attended. Members of the Audit Committee receive a $4,000 annual retainer, plus $1,500 per meeting attended. Members of the Audit and Compensation Committees do not receive a per committee meeting fee for single-item agenda meetings, which are generally held by telephone conference, that arise between regularly scheduled meetings. Directors may elect to defer their compensation, with interest accrued at the Wall Street Journal prime rate published on the first business day of each quarter. We do not provide any above-market or preferential earnings rates on compensation that is deferred.

Column (b)—Stock Awards. On March 1, 2013, we awarded each of our directors and advisor directors, other than Mr. Ferdinandtsen, 750 RSUs. The amount shown represents the grant date fair value of such awards calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based on a closing stock price at the grant date of $80.05. These RSUs vest in three equal annual installments, beginning on March 1, 2014, or upon an individual’s earlier retirement, death or disability. Upon vesting, each director or advisory director will receive a number of shares of our Common Stock equal to the number of RSUs that have vested or, at the recipient’s election, cash based upon the market value of our Common Stock on the date of vesting. In addition to the restricted stock ownership of the directors and advisory directors as disclosed above under “Security Ownership of Directors and Executive Officers” and “Security Ownership of Advisory Directors,” each of the directors and advisory directors, other than Mr. Ferdinandtsen and Mr. Williamson, owned 1,500 RSUs at December 31, 2013. Mr. Ferdinandtsen owned 11,527 RSUs at such date. Mr. Williamson owned 1,500 RSUs that vested and converted to shares of our Common Stock following his death in August 2013.

Column (c)—All Other Compensation. These amounts include the following:

All Other Compensation Table – Directors and Advisory Directors

Name	Restricted Stock Dividends		Perquisites		Subsidiary Director Fees	Total
Directors
Arthur O. Dummer	$14,374		$9,302	(1)	$0	$23,676
Shelby M. Elliott	$14,374		$9,960	(1)(2)	$0	$24,334
Russell S. Moody	$12,320		$2,018	(2)	$0	$14,338
William L. Moody, IV	$12,320		$3,690	(2)	$2,000	$18,010
Frances A. Moody-Dahlberg	$12,320		$105,792	(1)(2)	$0	$130,112	(3)
Frank P. Williamson	$7,187		$11,920	(1)	$2,500	$21,607
James D. Yarbrough	$12,320		$13,194	(1)(2)	$4,000	$29,514
Advisory Directors
G. Richard Ferdinandtsen	$123,200		$20,467	(4)(5)	$0	$143,667
Irwin M. Herz, Jr.	$12,320		$36,961	(1)(2)	$7,000	$56,281
R. Eugene Lucas	$12,320		$0		$1,500	$13,820
E. Douglas McLeod	$12,320		$20,195	(1)(2)	$4,000	$36,515
Robert L. Moody, Jr.	$4,106	(6)	$52,984	(1)(2)	$1,500	$58,590

(1)	This amount includes a medical reimbursement plan benefit. We provide a medical reimbursement plan designed to reimburse certain medical expenses that are not covered by an underlying insurance policy for the benefit of (1) directors who are not current or former common law employees, (2) retired directors who have at least twenty (20) years of service who are not current or former common law employees, (3) designated consultants who are not current or former common law employees, (4) advisory directors who are not current or former common law employees, and (5) the spouses and any dependents of the foregoing. The amounts of such benefit during 2013 with respect to Frances A. Moody-Dahlberg, Irwin M. Herz, Jr. and Robert L. Moody, Jr. were $100,153, $26,875 and $49,878, respectively. The amount of such benefit to the other directors and advisory directors did not exceed thresholds for specific numerical disclosure under applicable proxy disclosure rules, although the value of such benefit is included in the Perquisites column.
(2)	Includes guest travel, lodging, leisure activities, and food and beverage at our business conferences or other events.
(3)	This amount includes $12,000, which Ms. Moody-Dahlberg received during 2013 for serving as Charitable Donations Request Coordinator for the Company.
(4)	As Vice Chairman of the Board, Mr. Ferdinandtsen participates in our Merit Plan, as further described above in note 2 to the “All Other Compensation Table—NEOs—2013.”
(5)	Includes dining club membership.
(6)	Moody Insurance Group, Inc., a company owned by Mr. Moody, was previously awarded shares of our restricted stock as a Company consultant. Dividends on such shares are included in amounts reported in the “Certain Relationships and Related Transactions” section below.

Compensation Committee Interlocks and Insider Participation

No member of the Board Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had a relationship with us requiring disclosure under Regulation S-K Item 404. During 2013, no executive officer of the Company served as a member of the Board of Directors or compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on our Board Compensation Committee. Robert L. Moody, Sr. serves as a director of Gal-Tex Hotel Corporation, and R. Eugene Lucas, the President of Gal-Tex Hotel Corporation, serves as one of our advisory directors. During 2013, no other executive officer of the Company served as a member of the compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a member of our Board of Directors. Certain transactions between us and Gal-Tex Hotel Corporation are discussed in the section that follows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships existing since the beginning of 2013 between us and certain related parties.

Mortgage Loans to Gal-Tex Hotel Corporation: The Moody Foundation and the Libbie Shearn Moody Trust own 34% and 50.2%, respectively, of Gal-Tex Hotel Corporation (“Gal-Tex”). As of December 31, 2013, we held a first mortgage loan issued to Gal-Tex secured by hotel property in San Antonio, Texas. This loan was originated in 1999, had a balance of $7,741,836 as of December 31, 2013, has a current interest rate of 7.25%, and has a final maturity date of April 1, 2019. During 2013, Gal-Tex paid $1,147,785 in principal and $606,855 in interest with respect to this loan, which is current as to principal and interest payments. The largest principal amount outstanding during 2013 with respect to such loan was $8,889,621.

Management Contracts with Gal-Tex Hotel Corporation: We have entered into management contracts with a subsidiary of Gal-Tex for the management of a hotel and adjacent fitness center owned by us. During the year ended December 31, 2013, we paid Gal-Tex $182,522 and $108,463, respectively, for services rendered under these contracts. Both of such contracts are terminable by us upon thirty days’ prior written notice.

Transactions with Robert L. Moody, Jr.: Robert L. Moody, Jr. (“RLM Jr.”), one of our advisory directors, is the son of our Chairman and Chief Executive Officer and brother of two of our directors. RLM Jr., mainly through his wholly-owned insurance agency, Moody Insurance Group, Inc. (“MIG”), has entered into a number of agency agreements with us and some of our subsidiaries. In 2013, total commissions paid under such agency contracts, primarily from the marketing of health insurance products, were $651,793. We have entered into a Consulting and Special Marketing Agreement with MIG concerning development and marketing of new products. During 2013, we paid compensation of $133,560 under this agreement and a predecessor agreement. In addition to consulting fees, such amount includes dividends on shares of our Restricted Stock granted to MIG as a consultant. We also entered into a National Marketing Director’s Contract with MIG in 1994, which gave MIG the exclusive right to sell annuities in the financial institutions market. In a subsequent restructuring of such contract, MIG gave up such exclusive right, and we assumed all responsibilities for sales and service in such market. During 2013, MIG received $1,215,151 in commissions under such restructured contract. As agreed by us and certain of our subsidiaries, MIG markets products of unrelated companies through certain of our agents. MIG receives commissions from the companies issuing such products. In 1994, MIG provided brokerage and business development services to an unrelated marketing company which has had a marketing agreement with us since such time. MIG has advised us that, during 2013, commissions received from such marketing company related to sales of our products aggregated $64,250. We entered into an agreement with MIG in 2006 pursuant to which we provide certain software and related computer services to MIG and its agents in connection with sales of health insurance products issued by one of our subsidiaries. MIG paid us $2,160 for such services during 2013, based on the same rates charged to our internal departments. We paid for one MIG representative to attend our Multiple Line Marketing Conference last year, at a cost of $3,735.

Transactions with Moody National Bank: We and some of our subsidiaries have entered into various depository, custodian and safekeeping arrangements with Moody National Bank in the ordinary course of our business. In addition, American National Registered Investment Advisor, Inc. (“ANRIA”), a registered investment advisor subsidiary of ours, provides investment management services to certain accounts maintained by others at the Trust Department of Moody National Bank. For such services, Moody National Bank compensates ANRIA from the fees the bank receives for its services as custodian, trustee or other agent of such accounts. During 2013, Moody National Bank paid ANRIA $401,406 in fees for such services.

Health Insurance Contracts with Certain Affiliates: Our Merit Plan is insured by National Western Life Insurance Company (“National Western”). Further information regarding the Merit Plan is provided above in connection with the All Other Compensation Table – NEOs. Robert L. Moody, Sr. is also the Chairman of the Board, Chief Executive Officer, and controlling stockholder of National Western. During 2013, we paid National Western $1,756,873 in premium and fees with respect to the Merit Plan. In addition, we insure substantially similar plans offered by National Western, Gal-Tex, and The Moody Foundation to certain of their officers. During 2013, National Western, Gal-Tex, and The Moody Foundation paid us premium and fees with respect to such plans in the amounts of $157,240; $112,500; and $110,618, respectively. We also insure The Moody Foundation’s basic health insurance plan, for which we received $179,240 in premium during 2013.

Transactions with Greer, Herz & Adams, L.L.P.: Irwin M. Herz, Jr. is an advisory director of ours and a Partner with Greer, Herz & Adams, L.L.P. which serves as our General Counsel. In the year ended December 31, 2013, Greer, Herz & Adams, L.L.P. received approximately $9,557,000 in legal fees and reimbursements of expenses in connection with its services as our General Counsel. We also furnished offices, telephones and the use of certain office decorations to the law firm, the value of which was credited against additional fees due to such firm.

Other Family Relationships: E. Vince Matthews III, a step-son of Robert L. Moody, Sr., is a director of a mutual insurer managed by us and an advisory director of one of our subsidiaries. He is also employed as one of our officers, for which he received total compensation during 2013, including under our Merit Plan for officers, in excess of $175,000, but less than $200,000.

Procedure for Review, Approval or Ratification of Related Persons Transactions

The Audit Committee reviews, approves or ratifies any related party transactions in which we do or will have an amount involved exceeding $120,000 and a related person has or will have a direct or indirect material interest. The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in our best interests. In considering the transaction, the Audit Committee will consider all relevant factors, including (as applicable) the business rationale for entering into the transaction; the alternatives to entering into the transaction; whether the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party; and the overall fairness of the transaction to us. We have not adopted formal written procedures for the review of related party transactions. Rather, we are guided by the corporate governance rules of the NASDAQ, the requirements of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), and other SEC guidance on related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers, and any persons holding more than ten percent of our Common Stock are required to report their initial ownership of our Common Stock and other equity securities and any subsequent changes in that ownership to the SEC and to submit copies of these reports to the Company. During the year ended December 31, 2013, Ronald C. Price inadvertently failed to file a Form 5 to report the acquisition by dividend reinvestment of a total of 4.44 shares in three transactions, which acquisitions were subsequently reported in a Form 4 filed on August 19, 2013. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and the written representations of such reporting persons, during the year ended December 31, 2013, all other required Section 16(a) filings applicable to our directors, executive officers, and greater than ten percent beneficial owners were timely and correctly made.

PROPOSAL 2.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation at the Annual Meeting (a so-called “say-on-pay” vote). The say-on-pay vote is a non-binding vote on the compensation of our Named Executive Officers, as described in this proxy statement. The say-on-pay vote is not intended to be a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, nor is it intended to address any specific item of compensation. Accordingly, please read the “Executive Compensation” section of this proxy statement, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussions that describe in detail our compensation programs and policies for our executive officers and the decisions made by our Board Compensation Committee for 2013. We are required to hold the advisory vote on executive compensation at least once every three years.

The vote on this Proposal 2 is advisory and, therefore, not binding on the Board of Directors or the Board Compensation Committee. The Board, including the Board Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 2:

RESOLVED, that the stockholders of American National Insurance Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, and the accompanying narrative disclosure contained in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders.

Board Recommendation: The Board of Directors recommends a vote “FOR” the approval of the foregoing advisory resolution on executive compensation.

PROPOSAL 3.

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE SAY-ON-PAY VOTES

We are also required by Section 14A of the Securities Exchange Act of 1934 to hold a separate advisory (non-binding) vote to allow stockholders to express their preference regarding the frequency of future say-on-pay votes. Stockholders may indicate whether they would prefer a say-on-pay vote every one, two or three years.

At the 2011 Annual Meeting, our stockholders approved a three-year frequency for holding say-on-pay votes, as then recommended by our Board of Directors. After observing say-on-pay voting in practice, the Board of Directors now recommends that our stockholders approve an annual frequency for future say-on-pay votes. The Board believes that an annual advisory vote would allow our stockholders to provide input on our executive compensation programs on a more consistent basis and would better conform to prevailing corporate governance practices.

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. However, because the vote is advisory only and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold a say-on-pay vote more or less frequently than the option selected by a plurality of our stockholders.

Board Recommendation: The Board of Directors recommends an advisory vote “FOR” a frequency of every “ONE YEAR” for future say-on-pay votes.

PROPOSAL 4.

RATIFICATION OF AUDITORS FOR 2014

Our Board Audit Committee has selected KPMG LLP, a firm of independent public accountants (“KPMG”) to serve as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2014. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG as our principal independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

KPMG served as the Company’s principal independent registered public accounting firm for the year ended December 31, 2013. During 2013, such firm performed audit services and tax consulting services for the Company. KPMG has advised the Company that neither it nor any of its partners has any material financial interest in, or any connection (other than as independent auditors) with the Company.

Fees Paid to KPMG

Audit Fees: During the years ended December 31, 2013 and 2012, the aggregate fees billed by KPMG for the audit of the Company’s consolidated financial statements and insurance company statutory financial statements, review of our interim financial statements, and review of our systems of internal control over financial reporting were $3,639,605 and $3,466,338, respectively.

Audit-Related Fees: During the years ended December 31, 2013 and 2012, the aggregate fees billed by KPMG for performing assurance or related services that were related to the performance of the audit or review of our financial statements but were not reportable as Audit Fees were $79,811 and $178,425, respectively.

Tax Fees: During the years ended December 31, 2013 and 2012, the aggregate fees billed by KPMG for tax compliance, tax advice and tax planning services were $806,886 and $851,814, respectively. Such fees related to professional services for review of tax returns of the Company and certain subsidiaries, as well as tax research services related to tax return compliance.

All Other Fees: During the years ended December 31, 2013 and 2012, there were no fees paid to KPMG for services not reportable as Audit Fees, Audit-Related Fees or Tax Fees.

The services provided by KPMG described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to Rule 2-01(c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined the rendering of the above-mentioned non-audit services by KPMG was compatible with maintaining KPMG’s independence.

Pre-Approval of Audit, Audit-Related, Tax and Non-Audit Services

The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and the Charter of the Audit Committee. The committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are presented to the full Committee at its next scheduled meeting.

Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Board Recommendation: The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our auditors for 2014.

AUDIT COMMITTEE REPORT

As of the date of this proxy statement, the Audit Committee of the Board of Directors is comprised of two directors: Arthur O. Dummer, who currently serves as Committee Chairman, and James D. Yarbrough.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2013 with Company management and KPMG LLP (“KPMG”), the independent auditors. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with KPMG any relationships which might impair the firm’s independence from management and the Company, and satisfied itself as to the auditor’s independence. The Audit Committee reviewed and discussed with KPMG all communications required by auditing standards generally accepted in the United States of America, including PCAOB Auditing Standard No. 16, Communications with Audit Committees.

Based upon these reviews and discussions, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted by the Audit Committee:

Arthur O. Dummer, Chairman

James D. Yarbrough

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented for consideration at the 2015 Annual Meeting of Stockholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at our principal executive offices by the close of business on December 2, 2014. We recommend that a proponent submit any proposal by Certified Mail, Return Receipt Requested and that all proposals should be sent to the attention of the Secretary. If the date of the 2015 Annual Meeting is changed by more than thirty days from the date of the 2014 Annual Meeting, the deadline for submitting proposals to be included in the 2015 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for the 2015 Annual Meeting.

Stockholder proposals submitted outside of the procedure set forth above, which will not be included in our proxy statement, including nominations for directors, must be mailed to American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, ATTN: Secretary, and must be received by the Secretary no later than February 15, 2015. If the proposal is received after that date, our proxy for the 2015 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2015 Annual Meeting.

Nothing in this section shall be deemed to require us to permit presentation of a stockholder proposal or include in our proxy materials relating to our 2015 Annual Meeting any stockholder proposal that does not meet all of the requirements for such presentation or inclusion contained in our Bylaws and/or state and federal securities laws and regulations in effect at that time.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2013, and the financial statements and schedules thereto, accompanies this proxy statement. Upon written request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to the Company’s Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409)  766-6537.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by calling or writing us at the following address or telephone number: Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409) 766-6537.

Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of our Company and is available through a link provided on our website at www.anico.com/InvestorRelations/CorporateGovernance/index.htm. A printed copy will be provided to any person free of charge upon request made to the Company’s Secretary at the address shown on page 1. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding certain amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website where it is accessible through the same link noted above.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the full Board of Directors by writing to the Board or a specific director or directors in care of the Company’s Secretary at the address shown on page 1, by facsimile transmission to (409) 766-6803, or by e-mail to mark.flippin@anico.com. All such communications will be forwarded to the Board, as specified.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

OTHER MATTERS

The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

J. Mark Flippin, Secretary

Galveston, Texas

April 1, 2014

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — This proxy will be voted as directed, or if no direction is made, will be voted in accordance with the recommendations of the Board of Directors, which are FOR all in Proposal 1, FOR Proposals 2 and 4, and 1 Year for Proposal 3. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Robert L. Moody 02 - James E. Pozzi 03 - Frances A. Moody-Dahlberg 04 - Russell S. Moody 05 - William L. Moody, IV 06 - James D. Yarbrough 07 - Arthur O. Dummer 08 - Dr. Shelby M. Elliott 09 - E.J. Pederson For Against Abstain 1 Year 2 Years 3 Years Abstain 2. A non-binding advisory vote to approve the compensation of 3. A non-binding advisory vote on the desired frequency the Company’s executive officers disclosed in the “Executive of future non-binding advisory votes on executive Compensation” section of the proxy statement. officer compensation. 4. Ratification of the appointment of KPMG LLP as auditors 5. In accordance with their best judgment upon all other for 2014. matters which may properly come before the meeting. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — American National Insurance Company Proxy for Annual Meeting April 25, 2014. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert L. Moody and James E. Pozzi, or either of them, as lawful attorneys and proxies of the undersigned with full powers of substitution and appointment, for and in the name, place and stead of the undersigned to act for and to vote all of the shares of Common Stock of American National Insurance Company (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting to be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, One Moody Plaza, Galveston, Texas, at 10:00 a.m., Local Time, on April 25, 2014 and at any and every adjournment thereof, and there to vote. Proxy materials are available on-line at: https://materials.proxyvote.com/028591 (Continued and to be marked, dated and signed, on the other side)